Exhibit 10.1
Stock Purchase, Redemption and Contribution Agreement
by and among
Compass Group Diversified Holdings LLC, Norwest Mezzanine Partners I, LP
and the other shareholders party hereto
(collectively, the “Sellers”);
Compass Group Diversified Holdings LLC
(the “Sellers’ Representative”);
Crosman Acquisition Corporation
(“CAC”);
and
Crosman Group LLC
(the “Buyer”)
Dated as of January 5, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
12.8 Entire Agreement and Modification	66
12.9 Assignments, Successors and No Third-Party Rights	67
12.10 Severability	67
12.11 Section Headings; Construction	67
12.12 Time of Essence	67
12.13 Governing Law	68
12.14 Authority of Sellers’ Representative	68
12.15 Provision Regarding Legal Representation	70
12.16 Independence of Covenants and Representations and Warranties	71
12.17 Counterparts	71

Schedule 1.1 Capital Leases
Schedule 1.2 Pro Rata Percentages
Schedule 1.3 Working Capital Methodology
Schedule 2.1 Rollover Amounts
Schedule 12.4 Agreements to be Terminated
Schedule 12.14 holdback Percentages

Exhibit A Wire Transfer Instruction Form
Exhibit B Amended and Restated LLC Agreement
Exhibit C Amendment to Employment Agreement
Exhibit D Indemnification Agreement

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STOCK PURCHASE, REDEMPTION AND CONTRIBUTION AGREEMENT
     This Stock Purchase, Redemption and Contribution Agreement (this “Agreement”) is made as of January 5, 2007 by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (“CODI”), NORWEST MEZZANINE PARTNERS I, LP, a Minnesota limited partnership (“Norwest”), KENNETH R. D’ARCY (“D’Arcy”), ROBERT BECKWITH (“Beckwith”), STEVE UPHAM (“Upham”), DAN SCHULTZ (“Schultz”), ROBERT HAMPTON (“Hampton”) (CODI, Norwest, D’Arcy, Beckwith, Upham, Schultz, Hampton and the other individual shareholders party hereto, collectively referred to herein as the “Sellers”), CROSMAN ACQUISITION CORPORATION, a Delaware corporation (“CAC”), COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as representative of the Sellers (in such capacity, the “Sellers’ Representative”), and CROSMAN GROUP LLC, a Delaware limited liability company (the “Buyer”).
RECITALS
     A. This Agreement provides for (a) the contribution of the Rollover Shares by the Rollover Shareholders to Buyer in exchange for $2,316,500 ( the “Rollover Amount”) worth of equity interests of Buyer in a transaction intended to qualify as a tax-free contribution pursuant to IRC §721, (b) the contribution of up to $35,683,500 to Buyer (the “Equity Financing”) by Wachovia Capital Partners 2006, LLC (“WCP”) and certain other Persons in exchange for equity interests of Buyer, (c) the acquisition by Buyer of the Purchased Shares with the proceeds of the Equity Financing, and (d) the redemption by CAC of the Redeemed Shares with a portion of proceeds of Debt Financing Proceeds.
     B. The Rollover Shares, Purchased Shares and Redeemed Shares constitute all of the issued and outstanding shares of capital stock (the “Shares”) of CAC.
     C. CAC is the sole shareholder of Crosman Corporation, a Delaware corporation (the “Company”).
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. Definitions
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Accounts Receivable” shall have the meaning set forth in Section 3.8.
     “Adjusted Current Assets” means the aggregate amount of the current consolidated assets of the Companies shown on the Working Capital Closing Statement as such current assets are calculated as of the close of business on the business day immediately preceding the Closing Date in accordance with the Working Capital Methodology, but including Cash and excluding, to the extent included in such current consolidated assets, (a) any deferred or current income tax assets, (b) any 2007 Tax Refund amount, (c) any interest accrued on or principal of the Promissory Notes, (d) any pre-paid fees or expenses in connection with the Management Services Agreement, and (e) any sums due to any of the Companies from any of the other Companies that appear as “current assets” on the Working Capital Closing Statement. For purposes of determining the Adjusted Current Assets, the assets of Diablo shall be excluded for all purposes, including any asset reflected on the books and records of any of the other Companies related to an investment in Diablo; provided, that, the Diablo Receivable shall be included in the Adjusted Current Assets. For this purpose the “Diablo Receivable” shall mean the amount payable as of the close of business on the business day immediately preceding the Closing Date by Diablo to the Company pursuant to the Diablo Membership Agreement with respect to the 5% commission payable to the Company for the provision of management and administrative services to Diablo.
     “Adjusted Current Liabilities” means the aggregate amount of the current consolidated liabilities of the Companies shown on the Working Capital Closing Statement as such current liabilities are calculated as of the close of business on the business day immediately preceding the Closing Date in accordance with the Working Capital Methodology, but excluding, to the extent included in such current consolidated liabilities, (a) any Indebtedness of the Companies, (b) any sums owed by any of the Companies to any of the other Companies that appear as “current liabilities” on the Working Capital Closing Statement, (c) any deferred or current income tax liabilities, (d) any 2007 Tax Obligation amount, (e) any of the Company Transaction Expenses and (f) any D’Arcy Interest Bonus. For purposes of determining the Adjusted Current Liabilities, the Liabilities of Diablo shall be excluded for all purposes. For the avoidance of doubt, the Adjusted Current Liabilities shall include, to the extent accrued in accordance with the Working Capital Methodology but not paid as of the Closing, (i) the 2007 Year End Bonuses and (ii) all employer paid payroll Taxes due or payable with respect to compensation payable on or prior to the Closing Date, including with respect to the D’Arcy Interest Bonus.
     “Adjusted Equity Value” means $140,000,000 increased or decreased, as the case may be, by the Adjustment Amount.
     “Adjusted Net Working Capital” means the amount (which amount may be positive or negative) equal to Adjusted Current Assets less Adjusted Current Liabilities.
     “Adjustment Amount” means the amount (which amount may be positive or negative) equal to the Adjusted Net Working Capital less the Reference Net Working Capital.
     “Amended and Restated LLC Agreement” shall have the meaning set forth in Section 2.4(b).

     “Applicable Contract” means any Contract (a) under which any of the Companies has or may acquire any rights, (b) under which any of the Companies has or may become subject to any obligation or liability, or (c) by which any of the Companies or any of the assets owned or used by any of them is or may become bound.
     “Assumed Debt” means the Indebtedness associated with the Capitalized Leases as of the Closing Date.
     “Balance Sheet” - as defined in Section 3.4.
     “Breach” means a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.
     “Buyer” - as defined in the first paragraph of this Agreement.
     “Buyer Indemnified Persons” - as defined in Section 10.2.
     “Buyer’s Transaction Expenses” means all costs and expenses incurred by or on behalf of Buyer and its affiliates in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and out of pocket expenses of such entities’ Representatives, and the fees and expenses due in connection with any debt or equity financing arranged by or for the benefit of Buyer.
     “CAC” - as defined in the first paragraph of this Agreement.
     “CAC Options” means the options to purchase 30,000 shares of Common Stock pursuant to that certain Stock Option Agreement dated February 10, 2004 by and between CAC and D’Arcy.
     “Capitalized Leases” means the capitalized leases of the Companies set forth on Schedule 1.1.
     “Cash” means the cash and cash equivalents of the Companies as of the close of business on the business day immediately preceding the Closing Date as shown on the Working Capital Closing Statement calculated in accordance with GAAP. For the avoidance of doubt, Cash shall (i) be reduced by checks and drafts written by the Companies but not yet cleared, (ii) exclude any Cash of Diablo and (iii) exclude the Debt Financing Proceeds.
     “Change of Control Payments” means all change in control, stay-pay, bonus or other similar payments to any current or former employees, officers, directors or managers of CAC or any of its Subsidiaries arising as a result of the transactions contemplated by this Agreement, (i) including, without limitation, any of the foregoing obligations of CAC or any of its Subsidiaries arising under any employment agreement or otherwise and (ii) excluding the D’Arcy Interest Bonus.
     “Claim” shall have the meaning set forth in Section 12.14.
     “Closing” - as defined in Section 2.4.
     “Closing Date” means the date on which the Closing actually takes place.
     “Closing Statement” has the meaning set forth in Section 2.3(h).
     “CODI” – as defined in the first paragraph to this Agreement.
     “Common Stock” means the common stock, par value of $0.01 per share, of CAC.
     “Companies” means CAC, the Company and the Company’s Subsidiaries, collectively.
     “Company” - as defined in the Recitals of this Agreement.
     “Company Transaction Expenses” means all costs and expenses incurred on or prior to the Closing by any of the Companies on behalf of the Companies or the Sellers in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions, including, without limitation, (i) the Harris Williams Fee Amount, (ii) all fees and out of pocket expenses of any of the Companies and their respective Representatives and (iii) the fees and expenses (in an amount not in excess of $16,000) of Stradling Yocca Carlson & Rauth, but specifically excluding Buyer’s Transaction Expenses.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 11, 2006, between CODI and the Buyer, as the same may be amended, supplemented or otherwise modified from time to time.
     “Consent” means any approval, consent, ratification, license, permit, waiver or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:
          (a) the contribution of the Rollover Shares to Buyer;
          (b) the purchase of the Purchased Shares by Buyer;

          (c) the redemption of the Redeemed Shares by CAC; and
          (d) the performance by Buyer, CAC and the Sellers of their respective covenants and obligations under this Agreement.
     “Contingent Securities” shall have the meaning set forth in Section 3.3.
     “Contract” means any agreement, contract, employment agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, commitment, obligation, promise, or undertaking, whether written or oral, that is legally binding, including all amendments thereto.
     “Credit Agreements” means (i) that certain Credit Agreement, dated as of the Closing Date, by and between the Company, as borrower, and Manufacturers and Traders Trust Company, as lender and (ii) that certain            Note Purchase Agreement by and among the Companies (other than Diablo), Blackstone Mezzanine Partners II L.P. and Blackstone Mezzanine Holdings II L.P.
     “Damages” - as defined in Section 10.2.
     “D’Arcy Interest Bonus” shall mean the amount payable to D’Arcy pursuant to the last sentence of Section 2.02 of the Employment and Non-Competition Agreement by and between D’Arcy and the Company, which amount is $102,515.36 on the Closing Date.
     “Debt Financing Proceeds” means funds received by the Companies in connection with the closing of the transactions contemplated by the Credit Agreements.
     “Debt Payoff Amount” means the amount necessary to fully discharge the Debt to be Repaid on the Closing Date.
     “Debt to be Repaid” means all Indebtedness of the Companies (including any pre-payment or repayment fees, penalties and expenses) outstanding immediately prior to the Closing of the Companies including, without limitation, under (i) that certain Credit Agreement, dated as of May 16, 2006, by and between the Company, and CODI, as lender (as amended through the Closing Date), (ii) that certain Line of Credit Agreement dated as of June 7, 2006, by and between the Company and Manufacturers and Traders Trust Company, as lender (as amended through the Closing Date) (the “Line of Credit”) and (iii) any other Contract but specifically excluding any Assumed Debt.
     “Diablo” means Diablo Marketing LLC, a Delaware limited liability company
     “Diablo Loan Agreements” means (i) that certain Credit Facility Agreement between Diablo and Manufacturers and Traders Trust Company dated April 9, 2002 (as amended through November 17, 2003) and (ii) those certain Unlimited Guaranty and Indemnity Agreements dated as of April 9, 2002 by and between each of CAC and the Company and Manufacturers and Traders Trust Company as reaffirmed in those certain

Reaffirmations of Guaranty with Limitation dated November 17, 2003 by each of CAC and the Company in favor of Manufacturers and Traders Trust Company.
     “Disclosure Letter” means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
     “Employee Benefit Plan” – as defined in Section 3.11(a).
     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal lease, license, easement, restrictive covenant, encumbrance, sublease or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” means any obligations or Liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:
     (a) related to environmental, health or safety issues (including on-site or off-site contamination by Hazardous Materials of surface or subsurface soil or water); and
     (b) based upon or related to (i) any Environmental Law or (ii) any Order imposed by any Governmental Body with respect to any Environmental Law.
     “Environmental Law” means any Legal Requirement that addresses, is related to or is otherwise concerned with environmental, health or safety issues, including any Legal Requirement relating to any emissions, releases or discharges of Hazardous Materials into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials.
     “Equity Financing” – as defined in the Recitals to this Agreement.
     “Equity Value” means an amount equal to $140,000,000, as further increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following:
     (1) The amount shall be decreased by the Debt Payoff Amount;
     (2) The amount shall be decreased by the amount of the Assumed Debt as of the Closing Date;

     (3) The amount shall be increased by the amount, if any, of the Promissory Notes (including all accrued interest) to the extent remaining unpaid on the Closing Date;
     (4) The amount shall be increased or decreased, as the case may be, by the amount that is equal to the Estimated Adjustment Amount (increased where such amount is positive and decreased where such amount is negative);
     (5) The amount shall be increased by the amount, if any, of the 2007 Estimated Tax Refund;
     (7) The amount shall be decreased by the amount, if any, of the 2007 Estimated Tax Obligation;
     (8) The amount shall be decreased by the amount of the D’Arcy Interest Bonus;
     (9) The amount shall be deceased by the Option Termination Payment; and
     (10) The amount shall be decreased by the Company Transaction Expenses to the extent remaining unpaid at the Closing.
     “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law, as may be amended from time to time.
     “ERISA Affiliate” — as defined in Section 3.11(d).
     “Estimated Adjustment Amount” – as defined in Section 2.3(b).
     “Estimated Working Capital Closing Statement” – as defined in Section 2.3(b).
     “Facilities” means any real property, leaseholds or other interests currently or formerly owned or operated by the Companies and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Companies.
     “Federal Tax Audit Amount” means $128,000, an estimate of the amount due to the IRS in respect of the federal Tax audit for the year ended June 30, 2004.
     “Financial Statements” – as defined in Section 3.4.
     “GAAP” means generally accepted United States accounting principles.
     “Governmental Authorization” means any Consent issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:

     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Harris Williams Fee Amount” means the amount of the fees, expenses and other payments due and owing, or that may become due and owing, to Harris Williams LLC d/b/a Harris Williams & Co. pursuant to the engagement letter dated June 15, 2006 between CAC and Harris Williams & Co. or otherwise arising out of or in connection with the Contemplated Transactions.
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment.
     “Hazardous Materials” means, without limitation, any combustible substances, ignitable substances, flammable substances, corrosive substances, reactive substances, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, and hazardous materials, hazardous chemicals, hazardous wastes, pollutants, hazardous or toxic substances, as defined in or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Resource Conservation and Recover Act, as amended (42 U.S.C. Section 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et. seq.), the Federal Water Pollution Control Act, as amended (33 U.S. C. Sections 1251, 1321(b)(2)(A) and 1362(6)), or any other applicable Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

     “Holdback Amount” means $50,000, together with all interest accrued thereon.
     “Holdback Percentages” means, with respect to each Seller (other than CODI and Norwest), the percentage set forth opposite such Seller’s name on Schedule 12.14.
     “Indebtedness” means, with respect to the Companies, (i) any indebtedness for borrowed money, whether short term or long term, (ii) any indebtedness arising under Capitalized Leases, conditional sales contracts and other similar title retention instruments, (iii) all Liabilities secured by any Encumbrance on any property owned by the Companies; (iv) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Companies against fluctuations in interest rates, (v) all indebtedness for the deferred purchase price of property, or the deferred purchase price for services, (vi) all interest, fees, charges, prepayment premiums and penalties, and other expenses owed with respect to Indebtedness described in the foregoing clauses (i) through (v), and (vii) all Indebtedness referred to in the foregoing clauses (i) through (vi) which is directly or indirectly guaranteed by any of the Companies in any manner, including but not limited to, an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase Indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the Indebtedness or to insure the owners of the Indebtedness against loss. Notwithstanding the foregoing, (i) any obligations of the Companies under the Diablo Loan Agreements and (ii) any obligations of the Companies with respect to the letter of credit in the amount of $195,000 currently outstanding under the Line of Credit shall, in each case, not be considered Indebtedness for purposes of this Agreement.
     “Indemnification Basket” – as defined in Section 10.5(a).
     “Indemnification Cap” – as defined in Section 10.5(a).
     “Intellectual Property Assets” - as defined in Section 3.19(a).
     “Intellectual Property Rights” mean (a) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression; (b) all rights to and under all new and useful inventions, discoveries, designs, technology and art, including, but not limited to, all improvements thereof and all know-how related thereto, including all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof; (c) all trademark and service mark applications and registrations to issue therefrom under all trademark laws of the United States and all other countries for the full term thereof; (d) Internet domain names and applications therefore and URLs; (e) electronic or other databases, to the extent protected by intellectual property or other law in any jurisdiction; (f) all trade secrets; (g) all confidential information; (h) all know-how; and (i) all worldwide intellectual property rights, industrial property rights and proprietary rights not otherwise included in the foregoing, including, without limitation, all trade dress, algorithms, concepts, processes, methods and protocols.
     “Interim Balance Sheet” - as defined in Section 3.4.
     “IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” means regarding any matter in question (i) with respect to the Companies (or any of them), if any of D’Arcy, Upham, Beckwith or Schultz has actual knowledge of the matter in question after reasonable investigation and (ii) with respect to any other Person, if such Person has actual knowledge of the matter in question after reasonable investigation.
     “Labor Laws” shall have the meaning set forth in Section 3.18(d).
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
     “Liability” means all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
     “Management Services Agreement” means that certain Management Services Agreement dated as of February 10, 2004 by and between the Company and Kilgore Consulting III LLC (as assigned to Compass Group Management LLC), as amended.
     “Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects has or will have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Companies, taken as a whole.
     “Midwest Walnut Claim” means the matter set forth as item 2 of Part 3.13(a) of the Disclosure Letter and any cause of action, suit, demand or claim (whether at law or equity), Proceeding, filed or to be filed in connection with such matter, and any Proceeding resulting from a remand, reversal or appeal related to such matter.

     “Minimum Funding Plan” – as defined in Section 3.11(a).
     “Multiemployer Plan” – as defined in Section 3.11(d).
     “Norwest” - as defined in the first paragraph of this Agreement.
     “Option Termination Payment” – as defined in Section 2.3(f).
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations and practices; and
     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
     “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and its bylaws and, with respect to any other Person, its charter or similar document adopted or filed in connection with its creation, formation or organization, in each case including any amendments thereto and as currently in effect.
     “Owned Real Property” shall have the meaning set forth in Section 3.6.
     “Pension Plan” has the meaning given in ERISA § 3(2)(A).
     “Permitted Encumbrances” means (i) liens securing current Taxes, assessments, fees or other governmental charges or levies not yet delinquent; (ii) minor imperfections of title, easements, encroachments, covenants, rights of way, minor defects, irregularities or Encumbrances that do not and would not, individually or in the aggregate, reasonably be expected to impair in any material respect the operations of the business of the Companies, taken as a whole; (iii) inchoate mechanics and materialmen’s liens for construction in progress; (iv) liens of warehousemen and carriers arising in the Ordinary Course of Business; (v) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security and other similar laws which are not material, individually or in the aggregate; (vi) Encumbrances securing equipment leases arising in the Ordinary Course of Business; and (vii) such other Encumbrances, if any, identified in that certain title insurance policy issued by Fidelity National Title Insurance Company on or about the Closing Date with commitment number 5506-25202.

     “Per Share Equity Value” means the quotient obtained by dividing (x) the Equity Value by (y) 577,232 (i.e. the number of Shares outstanding and expressly excluding the aggregate number of shares of Common Stock into which the CAC Options are exercisable, in each case, immediately prior to the Closing).
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
     “Personal Property” – as defined in Section 3.6(b).
     “Privacy Rules” means the privacy rules set forth in 45 Code of Federal Regulations Parts 160 and 164, as promulgated under the HIPAA.
     “Product Liability Claims” shall have the meaning set forth in Section 3.24(a).
     “Pro Rata Percentage” means, with respect to each Seller, the percentage expressed by the quotient obtained by dividing (x) the total number of Shares owned by such Seller immediately prior to the Closing by (y) 577,232 (i.e. the number of Shares outstanding immediately prior to the Closing). The Pro Rata Percentage of each Seller is set forth on Schedule 1.2.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Promissory Notes” means (i) that certain Promissory Note dated April 23, 2004 by Beckwith for the benefit of CAC in the principal amount of $149,987.34, (ii) that certain Amended and Restated Promissory Note dated February 10, 2004 by D’Arcy for the benefit of CAC in the principal amount of $504,763.82, (iii) that certain Promissory Note dated April 23, 2004 by Schultz for the benefit of CAC in the principal amount of $149,987.34, (iv) that certain Promissory Note dated April 23, 2004 by Upham for the benefit of CAC in the principal amount of $149,987.34, and (v) that certain Promissory Note dated November 22, 2005 by Hampton for the benefit of CAC in the principal amount of $150,000.
     “Proprietary Rights Agreement” – as defined in Section 3.18(b).
     “Purchased Shares” means, with respect to the Shares owned by CODI as set forth in Part 3.3 of the Disclosure Letter, the quotient obtained by dividing the amount of the Equity Financing by the Per Share Equity Value as determined on the Closing Date.

     “Qualified” means any representation, warranty, obligation, covenant or other agreement, as applicable, which is subject to a “materiality”, “material”, “Material Adverse Effect”, “in all material respects”, “significant” or similar qualification.
     “Qualified Plan” – as defined in Section 3.11(d).
     “Real Property Laws” shall have the meaning set forth in Section 3.6.
     “Redeemed Shares” means (i) with respect to CODI, that number of Shares owned by CODI as set forth in Part 3.3 of the Disclosure Letter less the number of Purchased Shares of CODI, (ii) with respect to a Rollover Shareholder, that number of Shares owned by such Rollover Shareholder as set forth in Part 3.3 of the Disclosure Letter less the number of Rollover Shares of such Rollover Shareholder and (iii) with respect to any Seller other than CODI and the Rollover Shareholders, that number of Shares owned by such Seller as set forth in Part 3.3 of the Disclosure Letter.
     “Reference Net Working Capital” means $27,500,000, which amount has been calculated in accordance with the Working Capital Methodology. A detailed calculation of the Reference Net Working Capital is included with the Working Capital Methodology on Schedule 1.3.
     “Related Person” means with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
     (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, or is directly or indirectly controlled by, such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such specified Person holds a Material Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of an individual described in clause (b) or (c).
     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) a parent, child, sibling, nephew or niece of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
     “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.
     “Releasee” or “Releasees” shall have the meaning set forth in Section 2.6.
     “Released Claims” shall have the meaning set forth in Section 2.6.
     “Relevant Period” – as defined in Section 3.11(a).
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Rollover Amount” – as defined in the Recitals of this Agreement.
     “Rollover Shareholders” means D’Arcy, Beckwith, Upham, Schultz, Hampton, Ed Schultz, Danny Gainor, John Mooney, A. Wesley Bailey, Roy Stefanko, Athena Jamesson, Kathryn Chapman and John Goff.
     “Rollover Shares” means, with respect to Shares owned by each Rollover Shareholder as set forth on Part 3.3 of the Disclosure Letter, the quotient obtained by dividing (x) the amount set forth opposite such individual’s name on Schedule 2.1 by (y) the Per Share Equity Value as determined on the Closing Date.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Selected Accounting Firm” - as defined in Section 2.5(d).

     “Sellers” - as defined in the first paragraph of this Agreement.
     “Sellers’ Representative” - as defined in the first paragraph of this Agreement.
     “Shares” - as defined in the Recitals of this Agreement.
     “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. Notwithstanding the foregoing, when used without reference to a particular Person, “Subsidiary” means a Subsidiary of CAC and, for purposes of this Agreement, the Subsidiaries of CAC shall include the Company, Crosman Pellets, LLC, a Delaware limited liability company, Crosman Manufacturing, LLC, a Delaware limited liability company, and Diablo.
     “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the IRC), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto, whether disputed or not) and (ii) any transferee Liability in respect of any items described in clause (i) above.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened” - a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made orally or in writing or any notice has been given orally or in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that (i) such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future, or (ii) if such a claim, Proceeding, dispute, action or other matter were asserted, commenced, taken or otherwise pursued, it could reasonably be expected to result in a Material Adverse Effect on the Companies.
     “Threshold” shall have the meaning set forth in Section 10.5(b).
     “Title IV Plans” – as defined in Section 3.11(d).
     “Transaction Documents” means this Agreement, Amendment No. 1 to the Employment and Non-Competition Agreement by and between D’Arcy and the Company, the Amended and Restated LLC Agreement, the Indemnification Agreements among CAC, the Company and each of Arthur C. Roselle and Stuart Christhilf, and any other agreements executed in connection with the Contemplated Transactions.
     “Wire Transfer Instruction Form” means the wire transfer instruction form attached hereto as Exhibit A.
     “Working Capital Closing Statement” - as defined in Section 2.5(a).
     “Working Capital Methodology” means the accounting principles, practices and policies used in the preparation of the 2006 Balance Sheet except as modified as described on Schedule 1.3.
     “WCP” – as defined in the Recitals of this Agreement.
     “2006 Balance Sheet” means the audited consolidated balance sheet of the CAC and its Subsidiaries as of June 30, 2006.
     “2007 Estimated Tax Obligation” – as defined in Section 2.3(c).
     “2007 Estimated Tax Refund” – as defined in Section 2.3(c).
     “2007 Tax Obligation” – as defined in Section 11.1(c).
     “2007 Tax Refund” – as defined in Section 11.1(c).
     “2007 Year End Bonuses” means any performance bonus, whether or not discretionary, that would be payable to employees of the Companies based on individual performance or the performance of the Companies with respect to any period preceding the Closing.

2. Sale, Redemption and Contribution of Shares; Closing
     2.1 Contribution
     Subject to the terms and conditions of this Agreement, at the Closing, each of the Rollover Shareholders, severally and not jointly, shall contribute his Rollover Shares to Buyer in exchange for the issuance by Buyer to such Rollover Shareholder of the equity interests of Buyer set forth opposite such Rollover Shareholder’s name on the Information Exhibit attached as Exhibit B to the Amended and Restated LLC Agreement (the “Rollover Equity”). The parties hereto acknowledge and agree that the contribution of the Rollover Shares to Buyer in exchange for the Rollover Equity is intended to qualify as a tax-free contribution of property under IRC §721 and the treasury regulations promulgated thereunder. The Rollover Amount of each Rollover Shareholder is set forth opposite such Rollover Shareholder’s name on Schedule 2.1.
     2.2 Sale of Purchased Shares and Redemption of Redeemed Shares
     Subject to the terms and conditions of this Agreement, at the Closing, (i) CODI shall sell to Buyer, and Buyer shall purchase from CODI, the Purchased Shares, and (ii) CAC shall redeem, and each Seller, severally and not jointly, shall sell to CAC, such Seller’s Redeemed Shares. The purchase price for each Purchased Share and each Redeemed Share shall equal the Per Share Equity Value.
     2.3 Certain Events Prior to the Closing
     In addition to such other actions as may be provided for herein, prior to Closing:
     (a) The Companies shall obtain payoff letters with respect to the Debt to be Repaid, which payoff letters shall evidence the Debt Payoff Amount, and provide Buyer with a schedule of the Assumed Debt setting forth the amount thereof as of the Closing Date, each in form and substance reasonably satisfactory to Buyer.
     (b) The Sellers shall cause the Company to determine, in good faith, and deliver to Buyer prior to the Closing, a statement evidencing Sellers’ estimation of Adjusted Net Working Capital (the “Estimated Working Capital Closing Statement”) and, based thereon, a written estimate of the Adjustment Amount (the “Estimated Adjustment Amount”). The final Adjustment Amount shall be determined and paid in accordance with the provisions of Section 2.5.
     (c) The Sellers shall cause the Company to determine, in good faith, and deliver to Buyer prior to the Closing, a statement evidencing Sellers’ estimation of 2007 Tax Refund (the “2007 Estimated Tax Refund”) or 2007 Tax Obligation (the “2007 Estimated Tax Obligation”), as the case may be. The actual 2007 Tax Refund or 2007 Tax Obligation, as the case may be, shall be determined and paid in accordance with the provisions of Section 11.1.

     (d) WCP and Blackstone Mezzanine Holdings II, L.P. and its Affiliates shall contribute to Buyer cash in an aggregate amount equal to the Equity Financing.
     (e) Each Seller shall deliver to Buyer a full and complete Wire Transfer Instruction Form.
     (f) Each CAC Option that is outstanding immediately prior to the Closing shall be canceled effective immediately prior to the Closing pursuant to the terms of this Agreement in exchange for the right to receive at Closing a cash payment in the amount of $1,973,640 net of applicable withholding taxes (the “Option Termination Payment”).
     (g) Immediately prior to the Closing, the Companies (other than Diablo) shall, in consultation with the Buyer, use the maximum amount of their available Cash to pay down the Indebtedness (other than the Assumed Debt) to the greatest extent possible; provided, that the failure to do so shall not result in any liability to the Sellers.
     (h) The Sellers shall cause the Company to determine, in good faith, and deliver to Buyer prior to the Closing, (i) the Company Transaction Expenses, (ii) the aggregate amount of principal and interest due and payable under the Promissory Notes computed as of the Closing Date, and (iii) a closing statement (the “Closing Statement”) setting forth the Sellers’ good faith estimated calculation of the Equity Value and Per Share Equity Value, which amounts shall be determined by taking into account all provisions establishing the basis for such calculation set forth in this Agreement, be based upon the estimates provided in this Section 2.3, and shall include each item in the definition of Equity Value as a separate line item. The Company shall provide Buyer with such supporting documentation used in calculating the amounts set forth in this Section 2.3 and such other documentation as Buyer may reasonably request. Buyer’s failure to object to any of the items set forth on the Closing Statement shall not limit or alter any of Buyer’s rights and remedies under this Agreement.
     2.4 Closing
     Subject to the provisions of Section 7 and Section 8, the purchase, sale, redemption and contribution of the Shares and other transactions provided for in this Agreement (the “Closing”) will take place at the offices of            Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, at 10:00 A.M . (local time) on the Closing Date. At the Closing, in addition to such other actions as may be provided for herein:
     (a) Each Rollover Shareholder shall contribute his Rollover Shares to Buyer in accordance with Section 2.1 and in connection therewith shall deliver to Buyer any and all stock certificates representing the Rollover Shares, duly endorsed (or accompanied by appropriate stock powers) for transfer to Buyer.
     (b) WCP and each Rollover Shareholder shall enter into the Amended and Restated LLC Agreement of Buyer, substantially in the form attached hereto as Exhibit B (the “Amended and Restated LLC Agreement”) providing for the relative rights, privileges and obligations of the holders of the equity interests of Buyer, including the Rollover Equity, following consummation of the Contemplated Transactions.
     (c) The Company and D’Arcy shall enter into the Amendment to Employment Agreement substantially in the form attached hereto as Exhibit C.
     (d) The Sellers and CAC shall deliver to Buyer the certificates required to be provided by them as set forth in Section 7.1, and Buyer shall deliver to the Sellers’ Representative the certificates provided for in Section 8.1.
     (e) Each Rollover Shareholder that is an obligor under a Promissory Note shall pay its Promissory Note in full (including all principal and interest accrued through the Closing Date) and, to the extent not repaid in full, the Companies shall have the right to offset at the Closing any amounts due such Rollover Shareholder pursuant to this Agreement by the amount of such Promissory Note (including all principal and accrued interest) of such Rollover Shareholder on the Closing Date.
     (f) The Buyer shall use the proceeds of the Equity Financing to acquire the Purchased Shares from CODI in accordance with Section 2.2 and CODI shall deliver a certificate or certificates representing the Purchased Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer. Buyer’s payment for the Purchased Shares shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions as set forth on the Wire Transfer Instruction Form.
     (g) Buyer shall cause the Companies to borrow funds pursuant to the Credit Agreements.
     (h) Buyer shall cause the Companies to use a portion of the Debt Financing Proceeds to satisfy in full the Debt to be Repaid.
     (i) Buyer shall cause CAC to use a portion of the Debt Financing Proceeds to acquire the Redeemed Shares from the Sellers in accordance with Section 2.2 and each such Seller shall deliver a certificate or certificates representing such Seller’s Redeemed Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to CAC. The payment due from CAC to each Seller for such Seller’s Redeemed Shares shall equal to the sum of (A) the product obtained by multiplying (x) the Per Share Equity Value, by (y) the aggregate number of Redeemed Shares owned of record by such Seller as set forth in Part 3.3 of the Disclosure Letter, minus, (B) the product obtained by multiplying (x) such Seller’s (other than CODI and Norwest) Holdback Percentage by (y) the Holdback Amount. CAC’s payment for the Redeemed Shares shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions set forth in the Wire Transfer Instruction Form.
     (j) Buyer shall cause the Company to use a portion of the Debt Financing Proceeds to pay the Holdback Amount to the Sellers’ Representative which amount shall be held in accordance with Section 12.14.

     (k) Buyer shall cause the Company to use a portion of the Debt Financing Proceeds to pay the Option Termination Payment to D’Arcy.
     (l) Buyer shall cause the Company to use a portion of the Debt Financing Proceeds to pay the Company Transaction Expenses to the extent such amounts reduce the Equity Value for purposes of determining the amount payable to the Sellers.
     (m) Buyer shall cause the Company to use a portion of the Debt Financing Proceeds to pay the Buyer’s Transaction Expenses.
     (n) Buyer shall cause the Company to pay the D’Arcy Interest Bonus.
     (o) CAC and the Company shall enter into an Indemnification Agreement substantially in the form attached hereto as Exhibit D with each of Arthur C. Roselle and Stuart Christhilf.
     (p) Each person (other than D’Arcy) serving as a director on the board of directors or similar governing body of any the Companies (other than Diablo) shall resign effective upon the Closing.
     2.5 Adjustment Procedure
     (a) Within sixty (60) days after the Closing Date, Buyer shall cause the Companies to prepare and deliver to Sellers’ Representative a statement evidencing its determination of actual Adjusted Net Working Capital (the “Working Capital Closing Statement”) and, based thereon, the Adjustment Amount, which Working Capital Closing Statement shall be prepared, and the Adjusted Net Working Capital determined, on a basis consistent with the preparation of the Estimated Working Capital Closing Statement and in accordance with the Working Capital Methodology. Sellers’ Representative may object to the determination by Buyer of the Adjustment Amount by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Buyer within thirty (30) days following delivery to Sellers’ Representative of such Working Capital Closing Statement but only on the basis that the amounts reflected therein were not arrived at in accordance with this Agreement or resulted from a mistake of fact or other inaccuracy. If Sellers’ Representative makes such objection, then Buyer and Sellers’ Representative shall seek in good faith to resolve all disagreements set forth in such written statement of objections within twenty (20) days following the delivery thereof to Buyer. If Sellers’ Representative does not make such objection within such 30-day period, such Working Capital Closing Statement and, based thereon, the Adjustment Amount shall be considered final and binding upon the parties.
     (b) If the Adjustment Amount as finally determined is:
     (i) less than the Estimated Adjustment Amount, then, within five (5) business days of final determination of the Adjustment Amount, each Seller shall pay or cause to be paid to Buyer such Seller’s Pro Rata Percentage of the amount of such short fall, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall specify to Sellers’ Representative in writing; provided, however, that, to the extent Beckwith then retains any Holdback Amount, Beckwith shall, to the extent of the applicable funds, satisfy each such Seller’s (other than CODI and Norwest) allocable portion of such short fall therefrom; or
     (ii) greater than the Estimated Adjustment Amount, then, within five (5) business days of final determination of the Adjustment Amount, the Buyer shall pay to each Seller such Seller’s Pro Rata Percentage of the amount of such excess, in immediately available funds, by wire transfer to such bank account or accounts of such Seller as Sellers’ Representative shall specify to Buyer in writing.
     (c) After the Closing, Buyer shall permit Sellers’ Representative and its Representatives to have reasonable access to, and to examine and make copies of, the books and records of the Companies as Sellers’ Representative shall reasonably determine necessary for purposes of timely reviewing the Working Capital Closing Statement.
     (d) In the event Buyer and Sellers’ Representative are unable to agree on the final Adjustment Amount, either party may elect, by written notice to the other party, to have such disagreement resolved by an accounting firm of recognized national standing reasonably acceptable to both Buyer and Sellers’ Representative (the “Selected Accounting Firm”). The Selected Accounting Firm shall make a final and binding resolution of the Adjustment Amount. The Selected Accounting Firm shall be instructed that, in making its final and binding resolution, it must select either the Adjustment Amount either as proposed by Sellers’ Representative or Buyer. No appeal from such determination shall be permitted. The Selected Accounting Firm shall be further instructed to use every reasonable effort to perform its services within thirty (30) days after submission of the Working Capital Closing Statement to it, and in any case, as soon as practicable after such submission. The costs and expenses for the services of the Selected Accounting Firm shall be borne by the non-prevailing party. Judgment upon any award or decision by the Selected Accounting Firm may be enforced by any court having jurisdiction thereof.
     (e) The parties agree that the purpose of preparing the Working Capital Closing Statement and determining the final Adjustment Amount is to measure changes in the components taken into consideration in determining the Adjusted Net Working Capital, which components were used in the calculation of the Reference Net Working Capital attached to the Working Capital Methodology. Such process is not intended to permit the introduction of different components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Working Capital Closing Statement or determining the final Adjustment Amount from the judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies described in the

Working Capital Methodology or used in determining the Reference Net Working Capital.
     2.6 Releases
     Effective as of the Closing, and subject to and in consideration of (i) the Buyer’s issuance of the Rollover Equity on the Closing Date and payment for the Purchased Shares and (ii) CAC’s payment for the Redeemed Shares, in each case, pursuant to this Agreement, each Seller for itself and (except in the case of Norwest) its affiliates and its Related Persons, as applicable, hereby releases and forever discharges the Buyer and the Companies, and each of the Buyer’s and the Companies’ respective individual, joint or mutual, past, present and future representatives, affiliates, principals, officers, employees, agents, attorneys, representatives, insurers, subrogors, subrogees, licensees, predecessors, members, directors, managers, stockholders, limited partners, controlling persons, subsidiaries, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, Proceedings, causes of action (including those arising out of or in any way related to any federal, state or local law prohibiting discrimination on the basis of age, race, color, religion, disability, sex, national origin, citizenship or other protected classification, including, without limitation, claims under Title VII, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act), suits, Orders, obligations, rights of indemnification, contribution or subrogation, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, by statute, at law and in equity (the “Released Claims”) which such Seller (or, except in the case of Norwest, any of its affiliates, or Related Persons) now has, has ever had or may hereafter have against the respective Releasees (i) arising contemporaneously with or prior to the Closing or (ii) on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing and, in either case, related to the ownership of the Shares, service as an officer or director of any of the Companies, or the business and affairs of any of the Companies, including, without limitation, all such Released Claims arising under or in connection with any financing, guaranty or other financial accommodation (and all subrogation rights that may arise in the future on account thereof), investment, advance, loan, lease, provision of goods or services, Contracts (including any Organizational Documents) or other undertaking or transaction entered into with or on behalf of the Companies by any such Seller (or, except in the case of Norwest, any of its affiliates or Related Persons); provided, however, that nothing contained herein shall operate to release any obligation (i) of the Companies or the Buyer arising pursuant to this Agreement or the other Transaction Documents, (ii) of any of the parties to the Related Person transactions described or disclosed in Part 3.A4 of the Disclosure Letter which are not being terminated hereunder at the Closing pursuant to Section 12.4, or (iii) pursuant to any employment arrangement (including the Employment and Non-Competition Agreement dated as of February 10, 2004 by and between D’Arcy and the Company, as amended) for events arising on or after the Closing or for accrued salary and benefits earned through the Closing and such employment arrangements shall remain in full force and effect pursuant to its respective terms following the Closing. Each Seller acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected its willingness to enter into this release. Nevertheless, each Seller hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.
3. Representations and Warranties of CAC
     CAC hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:
     3.1 Organization and Good Standing
     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list of the exact legal name of each of the Companies, together with their respective jurisdictions of incorporation or organization. Each of the Companies is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.
     (b) Part 3.1 of the Disclosure Letter contains a complete and accurate list of the jurisdictions in which each of the Companies is authorized to do business as a foreign entity. Each of the Companies is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
     (c) Except for the Companies listed in Part 3.1 of the Disclosure Letter, neither CAC nor the Company has any Subsidiaries or ownership interest, directly or indirectly, in any other Person.
     (d) CAC has delivered or caused to be delivered or otherwise made available to Buyer true and correct copies of the Organizational Documents of each of the Companies as currently in effect and as in effect at the Closing.
     3.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid and binding obligation of CAC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. CAC has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by CAC of this Agreement and any related agreements to which it is a party and the consummation by it of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to it) have been duly authorized and approved and no other action with respect to CAC is necessary in order to authorize this Agreement, such related agreements or the Contemplated Transactions.
     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of any of the Companies, or (B) any resolution adopted by the board of directors, the stockholders or the members, as applicable, of any of the Companies;
     (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Companies, or any of the assets owned or used by any of them, may be subject;
     (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Companies or that otherwise relates to the business of, or any of the assets owned or used by any of the Companies;
     (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract of the Companies; or
     (v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by any of the Companies.
Except as set forth in Part 3.2 of the Disclosure Letter, none of the Companies is, or will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Capitalization
     Part 3.3 of the Disclosure Letter contains a complete and accurate listing of the authorized, issued and outstanding equity securities, together with, where applicable, the par value thereof, of each of the Companies. CAC is and will be on the Closing Date immediately prior to the Closing the record and beneficial owner and holder of all the equity securities of the Company, and the Company is and will be on the Closing Date immediately prior to the Closing the record and beneficial owner and holder of all the equity securities of the Subsidiaries (other than Diablo), in each case, free and clear of all

Encumbrances on the Closing Date. The Company is and will be on the Closing Date immediately prior to the Closing the record and beneficial owner and holder of 50% of the membership interests of Diablo free and clear of all Encumbrances on the Closing Date. All of the equity securities of the Companies have been duly authorized and validly issued and are fully paid and nonassessable. Part 3.3 of the Disclosure Letter sets forth all options, warrants, calls, commitments, Contracts or other rights relating to the issuance, sale, or transfer of any securities of the Companies as are in effect immediately prior to the Closing (the “Contingent Securities”). Other than as set forth in Part 3.3 of the Disclosure Letter and other than as may be established or initiated by Buyer, after giving effect to the Contemplated Transactions, following the Closing Date there will be no Contingent Securities outstanding. None of the outstanding securities of the Companies were issued in violation of the Securities Act or of any applicable state securities or blue sky laws. Except as set forth in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale or transfer of any equity securities of any of the Companies, and none of the Companies owns, or has any Contract to acquire, any equity securities of any Person or any direct or indirect equity or ownership interest in any other business.
     3.4 Financial Statements
     CAC has delivered, or has caused to be delivered, to Buyer: (a) audited consolidated balance sheets of the Companies as at each of June 30, 2006 (the “Balance Sheet”), June 30, 2005 and June 30, 2004 (including, in each case, the notes thereto), and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the independent certified public accountants (the “Audited Financial Statements”), and (b) unaudited consolidated balance sheet of the Companies as of December 3, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the approximately five (5) fiscal months then ended, certified by the Company’s chief financial officer (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Part 3.4 of the Disclosure Letter, the Financial Statements fairly pres            ent in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Companies as at the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and the absence of notes. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto or in the Disclosure Letter.
     3.5 Books and Records
     The books of account, minute books and stock record books of the Companies, all of which have been made available to Buyer and its Representatives, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. Except as set forth in Part 3.5 of the Disclosure Letter, the minute books of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or members, the boards of directors or managers, and committees of such boards, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Companies.
     3.6 Title to Properties; Encumbrances
     (a) Real Property. Part 3.6 of the Disclosure Letter lists all the real property owned by the Companies (the “Owned Real Property”) and leased by the Companies. The Companies have good and valid title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other Legal Requirements (collectively, the “Real Property Laws”). None of the Companies has received any notice of violation of any Real Property Law and, to CAC’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for any such violation. All water, oil, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business presently conducted, normal wear and tear and regularly scheduled maintenance excepted. CAC has delivered or otherwise made available to Buyer correct and complete copies of all leases (as amended or modified through the Closing Date) listed in Part 3.6 of the Disclosure Letter. Each such lease is legal, valid, binding and enforceable against the Companies and, to CAC’s Knowledge, against the other parties thereto and is in full force and effect, in each case subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. Neither the Companies, nor, to CAC’s Knowledge, any other party to any lease, is in default, and to CAC’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease.
     (b) Personal Property. The Companies have good and valid title to, or a valid leasehold interest in, all of the personal properties and assets owned by each of them or used in its respective business, including, without limitation each item of equipment and other personal property, tangible, intangible or otherwise included as an asset in the Interim Balance Sheet (other than inventory and equipment disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet), and to each item of personal property, acquired since the date of the Interim Balance Sheet (collectively, the “Personal Property”), free and clear of any Encumbrances, except Permitted Encumbrances. With respect to each lease of Personal Property: (i) such lease is legal, valid, binding and enforceable against the Companies and, to CAC’s Knowledge, against the other parties thereto and is in full force and effect, in each case subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity, (ii) the Companies have delivered or made available to the Buyer or its Representatives true, complete and accurate copies of each of the leases described in Part 3.6(b) of the Disclosure Letter, and none of the leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Buyer; and (iii) neither the Companies nor, to CAC’s Knowledge, any other party to such lease, is in default, and to CAC’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of payment under such lease.
     3.7 Condition and Sufficiency of Assets
     The buildings, plants, structures, and equipment of the Companies are structurally sound, are in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs, except for ordinary, routine or non-material maintenance and repairs. Except as set forth in Part 3.7 of the Disclosure Letter, the building, plants, structures, equipment and other tangible assets, intangible assets and other assets of the Companies will be sufficient for the continued conduct of the business of the Companies after the Closing in substantially the same manner as conducted prior to the Closing.
     3.8 Accounts Receivable
     All accounts receivable of the Companies that are reflected on the Interim Balance Sheet or on the accounting records of the Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations of the respective account debtors arising from sale actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be current and, to CAC’s Knowledge, collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the applicable Acquired Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice in accordance with GAAP). There is no contest, claim, or right of set-off that is not reserved for under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, as so reserved.
     3.9 Inventory
     All inventory of the Companies, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet, on the accounting records of the Companies as of the Closing Date or pursuant to the Working Capital Methodology, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.
     3.10 Taxes
     (a) The Companies have timely filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Except as set forth in Part 3.10(a) of the Disclosure Letter, each of the Companies has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to such Tax Returns, or pursuant to any assessment received by any of the Companies, except such Taxes, if any, as are being contested in good faith. CAC has delivered or made available to Buyer copies of all such Tax Returns filed as of the date of this Agreement for the last two (2) fiscal years of the Companies.
     (b) Except as described in Part 3.10(b) of the Disclosure Letter, since February 10, 2004, none of the Companies:
     (i) is or has been the subject of a Tax audit or examination;
     (ii) has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority; or
     (iii) has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.
     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Companies are materially adequate (determined in accordance with GAAP) with respect to the Companies’ liability for Taxes. To CAC’s Knowledge, there exists no proposed material Tax assessment against the Companies except as disclosed in Part 3.10 of the Disclosure Letter. To CAC’s Knowledge, all material Taxes that the Companies are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.
     (d) All material Tax Returns filed by (or that include on a consolidated basis) the Companies are true, correct and complete. There is no tax sharing agreement that will require any payment by the Companies after the date of this Agreement. None of the Companies is, or within the five-year period preceding the Closing Date has been, an “S” corporation.
     (e) To CAC’s Knowledge, there is no factual or legal basis for any claim by an authority in a jurisdiction where any of the Companies does not file material Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.

     (f) None of the Companies has any net operating losses or other tax attributes that are subject to limitation under IRC Sections 382, 383, or 384, or the federal consolidated return regulations.
     (g) To CAC’s Knowledge, none of the Companies (i) has agreed, nor is required, to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise that will affect the liability of the Companies for Taxes for a Taxable period ending after the Closing Date, (ii) has made an election, nor is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the IRC or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the IRC, (iii) has made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local tax provision, or (iv) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under Section 103(a) of the IRC.
     (h) None of the Companies is a party to any “Gain Recognition Agreement” as such term is used in the Treasury Regulations promulgated under Section 367 of the IRC.
     (i) Except as disclosed in Part 3.10(i) of the Disclosure Letter, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Companies is a party and that could be treated as a partnership for federal income tax purposes.
     (j) To CAC’s Knowledge, none of the Companies has a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of the Companies otherwise taken steps that have exposed, or will expose, any of the Companies to the taxing jurisdiction of a foreign country.
     (k) To CAC’s Knowledge, none of the Companies has been a member of an affiliated group (other than the affiliated group of which CAC is the common parent) filing a consolidated federal income Tax Return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the affiliated group of which CAC is the common parent) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise.
     (l) None of the Companies has been a United States real property holding corporation within the meaning of IRC section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).
     (m) To CAC’s Knowledge, none of the Contemplated Transactions, either by itself or in conjunction with any other transaction that any of the Companies may have entered into or agreed to, will give rise to any federal income Tax liability under Section 355(e) of the IRC for which any of the Companies may in any way be held liable.

     3.11 Employee Benefits
     (a) Part 3.11(a) of the Disclosure Letter contains a complete and accurate list of each pension, profit-sharing, deferred compensation, bonus, stock, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, vacation pay, fringe benefit, or similar plan, policy, arrangement or agreement, and each “employee benefit plan” as defined under ERISA Section 3(3), whether in any case formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant or agent to the Companies or any ERISA Affiliate of any of them, as applicable, whether or not subject to ERISA that the Companies or any ERISA Affiliate of any of them maintains or maintained since February 10, 2004 and any period from January 1 of the current calendar year through the Closing Date (the “Relevant Period”), participates in or participated in during the Relevant Period, contributes to or has contributed to during the Relevant Period or has or has had during the Relevant Period or could have any liability under or related thereto (the foregoing plans, policies, arrangements and agreements individually an “Employee Benefit Plan,” and collectively “Employee Benefit Plans”). No Employee Benefit Plan is or includes a Multiemployer Plan, a Title IV Plan or any Qualified Plan that is subject to the minimum funding requirements of IRC Section 412 and ERISA Section 302 (a “Minimum Funding Plan”) and the Buyer shall not incur any liability under, or related to, any Multiemployer Plan, Title IV Plan or Minimum Funding Plan as a result of the Contemplated Transactions. Except for those Employee Benefit Plans disclosed in Part 3.11(a) of the Disclosure Letter, the Companies and any ERISA Affiliate of any of them have not maintained or incurred any liability under or contributed to during the Relevant Period and does not currently maintain, participate in or have any liability under or related to any Employee Benefit Plan. In addition, Part 3.11(a) of the Disclosure Letter categorizes each Employee Benefit Plan into one of the following categories: (A) Employee Benefit Plans that are Qualified Plans; and (B) Other Employee Benefit Plans.
     (b) The Sellers have delivered or made available to Buyer or its Representatives to the extent applicable:
     (i) all documents that set forth the terms of each Employee Benefit Plan of the Companies and of any related trust, including (A) all plan descriptions and summary plan descriptions of Employee Benefit Plans for which the Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions under ERISA, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Companies’ Employee Benefit Plans for which a plan description or summary plan description is not required under ERISA;
     (ii) all personnel and employment manuals, and all personnel, payroll and employment policies, currently in effect at the Companies;
     (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Companies and the ERISA Affiliates of the Companies,

and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;
     (iv) a written description of any of the Companies’ Employee Benefit Plans that are not otherwise in writing;
     (v) all registration statements filed with respect to any Employee Benefit Plan of the Companies;
     (vi) all insurance policies purchased by or to provide benefits under any Employee Benefit Plan of the Companies (other than long-term disability policies of the Companies’ executives);
     (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Benefit Plan of the Companies (other than the First Niagara Third Party Administrator contract and contracts with Merrill Lynch in respect of 401(k) services);
     (viii) all reports submitted within the Relevant Period by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Employee Benefit Plan of the Companies (other than any reports or analyses prepared by Merrill Lynch in the ordinary course of managing the 401(k) Plan) ;
     (ix) each form of notification to employees of the Companies during the Relevant Period of their rights under ERISA Section 601 et seq. and IRC Section 4980B;
     (x) each form of notification required by HIPAA (as defined below) to be provided to employees of the Companies during the Relevant Period of their rights under ERISA Section 701 et seq. and the privacy rules set forth in 45 Code of Federal Regulations Parts 160 and 164, as promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (such privacy rules referred to hereinafter as “Privacy Rules”);
     (xi) the Form 5500, if applicable, filed for each of the most recent two plan years with respect to each Employee Benefit Plan of the Companies and each Minimum Funding Plan of an ERISA Affiliate, including all schedules thereto and the opinions of independent accountants;
     (xii) all notices regarding compliance that were given by the Companies or any of their Employee Benefit Plans during the Relevant Period to the IRS or any participant or beneficiary, pursuant to statute, including notices that are expressly mentioned elsewhere in this Section 3.13;

     (xiii) all required notices concerning an Employee Benefit Plan of the Companies that were given during the Relevant Period by the IRS or the Department of Labor to the Companies, or any Employee Benefit Plan;
     (xiv) with respect to any Employee Benefit Plan of the Companies that is a Qualified Plan, the most recent determination or opinion letter, all governmental advisory opinions, rulings, compliance statements, closing agreements for each such Employee Benefit Plan of the Companies; and
     (xv) with respect to any Employee Benefit Plan of the Companies that is a self-insured health plan, policy or arrangement, information related to the claims experience of each of the Companies for the last three years or, if shorter, the period of time during which such plan, policy or arrangement was self-insured.
     (c) Except as set forth in Part 3.11 of the Disclosure Letter:
     (i) The Companies have performed all of their respective obligations under all Employee Benefit Plans in all material respects. The Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Employee Benefit Plan that have accrued but are not due and for a pro rata amount of the obligations, liabilities accrued or contributions that would otherwise have been made in accordance with past practices and applicable law for the plan year that includes the Closing Date.
     (ii) No statement, either written or oral, has been made by the Companies to any Person with regard to any of their Employee Benefit Plans that was not in accordance with the applicable Employee Benefit Plan and that would reasonably be expected to have a Material Adverse Effect.
     (iii) The Companies, with respect to all of their Employee Benefit Plans, and each ERISA Affiliate of the Companies, with respect to all of their Minimum Funding Plans, are, and each such Employee Benefit Plan is, in material compliance with, as applicable, ERISA, the IRC, the Privacy Rules, the applicable provisions of HIPAA, and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 3.11, and with any applicable collective bargaining agreement and as of the Closing Date, to CAC’s Knowledge, no event has occurred that would or will cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Body questioning or challenging such compliance.
     (A) None of the Companies, no ERISA Affiliate and, to CAC’s Knowledge, no other Person has entered into or engaged in any transaction prohibited by ERISA Section 406 or any “prohibited transaction” under IRC Section 4975(c) with respect to any applicable Employee Benefit Plan.

     (B) None of the Companies or any ERISA Affiliate of any of them has any liability to the IRS with respect to any Employee Benefit Plan, including any liability imposed by Chapter 43, 47 or 68 of the IRC.
     (C) All filings required by ERISA and the IRC as to each applicable Employee Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA, the Privacy Rules, HIPAA or the IRC have been timely provided.
     (D) All contributions and payments made or accrued with respect to all Employee Benefit Plans of the Companies have been deductible under IRC Section 162 or Section 404 or 419. No amount, or any asset of any Employee Benefit Plan of the Companies, is subject to tax as unrelated business taxable income.
     (iv) Each Employee Benefit Plan of the Companies can be terminated within thirty days, without payment of any additional contribution, or amount and without the vesting or acceleration of any benefits promised by such Employee Benefit Plan.
     (v) To CAC’s Knowledge, no event has occurred that could result in an increase in premium costs of the Companies’ Employee Benefit Plans that are insured, or an increase in benefit costs of such Employee Benefit Plans that are self-insured, in each case that exceeds past increases.
     (vi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Employee Benefit Plan of the Companies is pending or, to CAC’s Knowledge, is Threatened and, to CAC’s Knowledge, no facts exist that could give rise to any such claims or legal proceedings.
     (vii) Each Employee Benefit Plan of the Companies that is intended to be a Qualified Plan is qualified in form and operation under IRC Section 401(a) and there have been no amendments to such Employee Benefit Plans that are not the subject of a favorable determination letter (or, if the applicable Employee Benefit Plan is based on a standardized prototype or volume submitter form document, the advisory opinion letter, but only if such opinion letter may be relied upon by the Companies or any ERISA Affiliate of any of them, as applicable, as if it were a determination letter) issued with respect thereto by the Internal Revenue Service; each trust for each such Employee Benefit Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification of any such Employee Benefit Plan or trust.
     (viii) The financial report for each applicable Employee Benefit Plan of the Companies and each ERISA Affiliate of the Companies fairly presents the financial condition and the results of operations of each such Employee Benefit Plan in accordance with GAAP.
     (ix) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Companies do not provide nor are any of them required to provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service and none of the Companies has any liability (actual or contingent) for providing any such benefits to retirees and former employees except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B.
     (x) The Companies have the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.
     (xi) To CAC’s Knowledge, the Companies have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.
     (xii) The Companies and each ERISA Affiliate of any of them have taken all steps reasonably necessary so that all applicable Employee Benefit Plans comply with the Privacy Rules and the applicable provisions of HIPAA and that, to CAC’s Knowledge, such Employee Benefit Plans are in full compliance with the Privacy Rules and applicable provisions of HIPAA.
     (xiii) No payment that is owed or may become due to any director, officer, employee, or agent of the Companies will be nondeductible to any of the Companies, as applicable, or subject to tax under IRC Section 280G or Section 4999; nor will the Companies be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. None of the payments contemplated by any Employee Benefit Plan of the Companies would, in the aggregate, constitute excess parachute payments, as defined in IRC Section 280G (without regard to subsection (b)(4) thereto).
     (xiv) The consummation of the Contemplated Transactions will not result in the payment, or acceleration of any benefit under any Employee Benefit Plan of the Companies.
     (xv) None of the assets of any Employee Benefit Plan is or has been invested in securities of the Companies or any ERISA Affiliate of any of them.
     (c) For purposes of this Section, the following terms shall have the meanings set forth below:
     “ERISA Affiliate” means, with respect to the Companies, any other Person that, together with any of the Companies, would be treated as a single employer under IRC Section 414 before the Closing Date.

     “Multiemployer Plan” has the meaning given to such term in ERISA Section 3(37)(A).
     “Qualified Plan” means any Employee Benefit Plan that meets, is intended to meet or purports to meet the requirements, of IRC Section 401(a).
     “Title IV Plans” means all Employee Benefit Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.
     3.12 Compliance with Legal Requirements; Governmental Authorizations
     (a) Except as set forth in Part 3.12(a) of the Disclosure Letter:
     (i) each of the Companies is, and at all times since February 10, 2004 has been, in compliance with the Legal Requirements that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; and
     (ii) no event has occurred since February 10, 2004 or circumstance exists that would reasonably be expected to constitute or result in a violation by any of the Companies of, or a failure on the part of any of them to comply with, any Legal Requirement except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
     (b) Part 3.12(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Companies or that otherwise relates to the business of, or to any of the assets owned or used by, the Companies. Each Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.12(b) of the Disclosure Letter:
     (i) each of the Companies is, and at all times since February 10, 2004 has been, in compliance with all of the terms and requirements of each approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and necessary (A) for the lawful conduct or operation of its business as currently conducted, or (B) to permit it to own and use its assets in the manner in which it currently owns and uses such assets (each a “Governmental Authorization” and, collectively, the “Governmental Authorizations”), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect;
     (ii) no event has occurred since February 10, 2004 or circumstance exists that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a violation of or a failure by any of the Companies to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization, except where such violation or failure, or such revocation, withdrawal, suspension, cancellation, termination or modification, would not reasonably be expected to have a Material Adverse Effect; and
     (iii) all applications required to have been filed since February 10, 2004 on behalf of each of the Companies for the renewal of Governmental Authorizations have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies, except where the failure to file would not reasonably be expected to have a Material Adverse Effect.
The Governmental Authorizations listed in Part 3.12(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate the Businesses in the manner they currently conduct and operate such Businesses and to permit the Companies to own and use their assets in the manner in which they currently own and use such assets.
     3.13 Legal Proceedings; Orders
     (a) Except as set forth in Part 3.13(a) of the Disclosure Letter, there is no pending Proceeding, whether related to or arising from any product manufactured, distributed or sold by or on behalf of, or services performed by, any of the Companies or otherwise, in which any of the Companies is a named party:
     (i) that has been commenced by or against any of the Companies or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of them; or
     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
     To CAC’s Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.13(a) of the Disclosure Letter.
     (b) Except as set forth in Part 3.13(b) of the Disclosure Letter:
     (i) there is no Order to which any of the Companies, or any of the assets owned or used by any of them, is subject, and

     (ii) to CAC’s Knowledge, no officer, director, agent or employee of the Companies is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Companies.
     (c) Except as set forth in Part 3.13(c) of the Disclosure Letter:
     (i) each of the Companies is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject; and
     (ii) no event has occurred since February 10, 2004 or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the Companies, or any of the assets owned or used by any of them, is subject; and
     (iii) none of the Companies has, at any time since February 10, 2004, received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with, any term of any Order to which any of the Companies, has been subject, except where such violation or failure to comply would not reasonably be expected to have a Material Adverse Effect.
     3.14 Absence of Certain Changes and Events
     Except as set forth in Part 3.14 of the Disclosure Letter, since the date of the Balance Sheet, each of the Companies has conducted its business only in the Ordinary Course of Business and there has not been any:
     (a) change in authorized or issued capital stock or other equity securities of any of the Companies; grant of any option or right to purchase shares of capital stock of or other equity interest in any of the Companies; issuance of any security convertible into such capital stock or other equity interest; grant of any registration rights; purchase, redemption, retirement or other acquisition by any of the Companies of any shares of any such capital stock or other equity securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity securities;
     (b) amendment to the Organizational Documents of any of the Companies;
     (c) damage to or destruction or loss of any asset or property of any of the Companies that would reasonably be expected to have a Material Adverse Effect;
     (d) adoption of, or increase in the payments to or benefits under, any plan, arrangement or policy that is an Employee Benefit Plan or that would be treated as an Employee Benefit Plan if in effect on the date of this Agreement, nor has there been any termination of any Employee Benefit Plan;

     (e) entry into, termination by any of the Companies of, or receipt of notice of termination of (i) any license, distributorship, dealer, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Companies of at least $100,000;
     (f) termination by the Companies of, or receipt of notice of termination of any Contract pursuant to which the Companies have made sales in excess of $250,000 during the immediately preceding 12 months;
     (g) sale (other than sales of inventory and disposal of fixed assets in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Companies in excess of $100,000 or the imposition of any Encumbrance on any material asset or property of the Companies, including the sale, lease, or other disposition of any of the Intellectual Property Assets, other than Permitted Encumbrances;
     (h) cancellation or waiver of any claims or rights with a value to the Companies in excess of $100,000;
     (i) Tax election or change in the accounting methods used by any of the Companies;
     (j) material change in the reserve for Accounts Receivable or the quantities of each item of inventory, other than in the Ordinary Course of Business;
     (k) Contract (or series of related Contracts) involving more than $250,000 or outside the Ordinary Course of Business entered into by the Companies;
     (l) dividend declared, set aside or paid or any distribution made with respect to any capital stock or equity interests (whether in cash or in kind) or redemption purchase, or other acquisition of any capital stock or equity interests;
     (m) loan by the Companies to, or any other transaction with, any of the shareholders, directors, officers, employees or Related Persons or any of them, other than deferment of interest on the Promissory Notes;
     (n) increase in excess of five percent (5%) of the base compensation of any of the Companies’ officers or, except for hourly or other employees whose annual compensation (including bonuses) is less than $100,000, employees, or any other change in the employment terms for any of such officers or employees;
     (o) acceleration of the collection of accounts receivable or delay in paying accounts payable (except in the Ordinary Course of Business consistent with past practices); or
     (p) written agreement by any of the Companies to do, or which would result in, any of the foregoing.

     3.15 Contracts; No Defaults
     (a) Except for any Contract set forth in Part 3.15(b) of the Disclosure Letter, Part 3.15(a) of the Disclosure Letter sets forth a list, and the Companies have delivered or otherwise made available to Buyer or its Representatives true and complete copies (or in the case of any oral Contract, a true and complete summary), of:
     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more of the Companies of an amount or value in excess of $500,000;
     (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more of the Companies of an amount or value in excess of $500,000;
     (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more of the Companies in excess of $500,000;
     (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);
     (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;
     (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
     (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any of the Companies with any other Person other than any of the Companies;
     (viii) each Applicable Contract containing covenants that in any way purport to restrict the business of the Companies or limit the freedom of the Companies to engage in any line of business or to compete with any Person;
     (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (x) each power of attorney that is currently effective and outstanding;

     (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Companies to be responsible for consequential damages;
     (xii) each Applicable Contract for capital expenditures in excess of $500,000 or any group of Applicable Contracts for capital expenditures which exceed $500,000 in the aggregate;
     (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Companies other than in the Ordinary Course of Business;
     (xiv) each Applicable Contract relating to any Indebtedness of the Companies in excess of $500,000 that will be outstanding immediately prior to the Closing Date; and
     (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
     (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, no officer, director, agent, employee, consultant or contractor of the Companies is, to CAC’s Knowledge, bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity or practice relating to the business of any of the Companies, or (B) assign to any of the Companies or to any other Person any rights to any invention, improvement or discovery.
     (c) Except as set forth in Part 3.15(c) of the Disclosure Letter, each Contract identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and none of the Companies has received any written notice that any party to any such Contract intends to cancel, terminate or fail to renew such Contract.
     (d) Each lease into which any of the Companies has entered since June 30, 2006 was entered into in the Ordinary Course of Business and consistent with past practices.
     (e) Except as set forth in Part 3.15(e) of the Disclosure Letter:
     (i) the Companies are in full compliance with all applicable terms and requirements of each Contract under which they have any obligation or liability or by which they or any of the assets owned or used by them are bound;
     (ii) to CAC’s Knowledge, each other Person that has any obligation or liability under any Contract under which any of the Companies has any rights is in full compliance with all applicable terms and requirements of such Contract;
     (iii) to CAC’s Knowledge, no event has occurred since February 10, 2004 or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the

Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract; and
     (iv) none of the Companies has, since February 10, 2004, given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract with respect to which obligations are owing to or due from any of the Companies.
     3.16 Insurance
     (a) The Companies have delivered or otherwise made available to Buyer a true and complete copy of (i) each policy of insurance to which any of the Companies is a party or under which the assets of any of the Companies are covered, (ii) each pending application, if any, of any of the Companies for policies of insurance, and (iii) any statement by the auditor of the Companies’ financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims, except for policies of insurance covering the period from and including October 2006 through September 2007, for which summaries have been prepared and delivered to Buyer. Part 3.16(a) of the Disclosure Letter summarizes the insurance policies in effect as of the date hereof. The schedules of insurance and renewal binders made available to Wachovia Insurance Services are true and complete.
     (b) Part 3.16(b) of the Disclosure Letter describes:
     (i) any self-insurance arrangement by or affecting the Companies, including any reserves established thereunder; and
     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Companies.
     (c) Except as set forth on Part 3.16(c) of the Disclosure Letter:
     (i) Each policy of insurance to which any of the Companies is a party:
     (A) is valid, outstanding, and enforceable;
     (B) is issued by an insurer that, to CAC’s Knowledge, is financially sound and reputable;
     (C) when taken together with all other policies of insurance of the Companies, provide adequate insurance coverage for the assets and operations of the Companies for the risks to which they are exposed in the Ordinary Course of Business;

     (D) is sufficient for material compliance with the Legal Requirements and Contracts to which the Companies are bound; and
     (E) will continue in full force and effect following the consummation of the Contemplated Transactions.
     (ii) None of the Companies has received, with respect to any policy of insurance to which any of the Companies is a party or under which the assets of any of the Companies are covered, (A) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (B) any written notice that any insurance policy is no longer in full force or effect, will be or is cancelled, will not be renewed or the issuer thereof is not willing or able to perform its obligations thereunder.
     (iii) All premiums due under each policy to which any of the Companies is a party or that provides coverage to any of the Companies have been paid or are being timely paid under financing arrangements offered by the applicable insurance provider.
     3.17 Environmental Matters
     Except as set forth in Part 3.17 of the Disclosure Letter:
     (a) Each of the Companies is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. None of the Companies has any reasonable basis to expect or receive, nor has any of them or, to CAC’s Knowledge, any other Person for whose conduct they are or may be held responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which any of the Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, transferred or used by any of the Companies or, to CAC’s Knowledge, by any other Person for whose conduct they are or may be held responsible, from which Hazardous Materials have been transported, treated, stored or otherwise handled.
     (b) There are no pending or, to CAC’s Knowledge, Threatened claims, Threatened Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities in which any of the Companies has or had an interest.
     (c) Each of the Companies possesses, or has timely applied for, all Permits and other Governmental Authorizations required under applicable Environmental Laws necessary to own, lease and operate its properties and assets as now being owned, licensed and operated and to carry on its respective business as it is now being conducted, except where any failure to so possess or apply would not reasonably be expected to have a Material Adverse Effect.
     (d) None of the Companies has, nor has any of them or, to CAC’s Knowledge, any other Person for whose conduct they are or may be held responsible received, any citation, directive, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which the any of the Companies had an interest, or with respect to any Facility to which Hazardous Materials were generated, manufactured, transferred or used by any of the Companies or, to CAC’s Knowledge, any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored or otherwise handled.
     (e) None of the Companies or, to CAC’s Knowledge, any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities in which any of the Companies (or any predecessor thereof), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities.
     (f) There are no Hazardous Materials present on or in the Environment at the Facilities or to CAC’s Knowledge, at any geologically or hydrologically adjoining property. None of the Companies, or to CAC’s Knowledge, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Companies has or had an interest.
     (g) There has been no Release or, to the CAC’s Knowledge, Threat of Release, of any Hazardous Materials at, on, beneath, in, or from (i) the Facilities; (ii) any other locations in which any of the Companies has or had an interest; (iii) any locations utilized by the Companies, or transported to or from the Facilities or any other locations in which any of the Companies has or had an interest, for purposes of treatment, storage or disposal of Hazardous Materials; or (iv) to CAC’s Knowledge, any geological or hydrologically adjoining property.
     (h) The Sellers’ Representative has delivered to Buyer or its Representatives true and complete copies of (i) all Governmental Authorizations concerning compliance with Environmental Laws and (ii) results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any of the Companies with Environmental Laws.
     3.18 Employees; Employee Matters

     (a) Except as set forth in Part 3.18(a) of the Disclosure Letter, each employee of the Companies is an “at-will” employee and there are no written employment or compensation agreements of any kind between any of the Companies and any of such employees.
     (b) Except as set forth in Part 3.18(b) of the Disclosure Letter, to CAC’s Knowledge, no employee of any of the Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee of the Companies, or (ii) the ability of the Companies to conduct its business, including any Proprietary Rights Agreement with the Companies by any such employee.
     (c) Part 3.18(c) of the Disclosure Letter contains a complete and accurate list of the following information for each retired employee or director of the Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
     (d) (i) None of the Companies is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment or (iii) any binding oral contract concerning employment;
     (ii) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or Proceeding is, to CAC’s Knowledge, Threatened, against any of the Companies;
     (iii) there is no pending or, to CAC’s Knowledge, Threatened (i) labor dispute between any of the Companies and any labor organization, or strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Companies, or (ii) union organizing or election activity involving any employee of any of the Companies;
     (iv) the Companies are in compliance with all material Legal Requirements regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”);
     (v) none of the Companies is engaged in any unfair labor practice, and there is no unfair labor practice charge pending or, to CAC’s Knowledge, Threatened against any of them before the National Labor Relations Board or other Governmental Body;

     (vi) no union claims to represent any of the employees of the Companies;
     (vii) no charges are pending or, to CAC’s Knowledge, Threatened by or on behalf of any employee or former employee of any of the Companies against any of them before the Equal Employment Opportunity Commission or any other Governmental Body;
     (viii) no investigation with respect to any of the Companies is in progress or, to CAC’s Knowledge, Threatened by any Governmental Body responsible for the enforcement of any Labor Law;
     (ix) none of the Companies is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees;
     (x) none of the Companies is subject to any Order or private settlement Contract in respect of any labor or employment matters;
     (xi) each of the Companies is, and at all times since February 10, 2004 has been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of the Companies; and
     (xii) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of the Companies.
     3.19 Intellectual Property
     (a) The term “Intellectual Property Assets” means:
     (i) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combination thereof and including all good will associated therewith, and all U.S., state, and foreign applications, registrations and renewals in connection therewith (collectively, “Marks”);
     (ii) all U.S. and foreign patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and any foreign counterparts thereof and all registrations and renewals in connection therewith (collectively, “Patents”);
     (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; and mask works and all applications, registrations and renewals in connection therewith (collectively, “Copyrights”); and
     (iv) all trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs) (collectively, “Proprietary Information”);
     (v) all computer software (including all source code, object code, data and related documentation) (collectively, “Computer Software”);
     (vi) all Internet addresses, URL, domain names, websites and web pages (collectively, “Domain Names”); and
     (vii) goodwill related to all of the foregoing;
          in each case owned, used, or licensed by any of the Companies as licensee or licensor.
(b) (i) Part 3.19(b) of the Disclosure Letter contains a complete and accurate list, including any royalties paid or received by the Companies, of all Applicable Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $75,000 under which any of the Companies is the licensee. There are no outstanding or, to CAC’s Knowledge, Threatened disputes or disagreements with respect to any such Applicable Contracts.
     (ii) The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not breach, violate or conflict with any Applicable Contract concerning the Intellectual Property Assets.
     (iii) Except as set forth in Part 3.19(b) of the Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any Person in respect of, the Companies’ right to own or use any of the Intellectual Property Assets as owned or used in the conduct of the business as currently conducted. Neither this Agreement nor the Contemplated Transactions will result in any of the Companies or, to CAC’s Knowledge, Buyer or any of its affiliates: (a) granting to any Person any incremental right to any Intellectual Property

Assets owned by, or licensed to, any of them, (b) being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective business, or (c) being obligated to pay incremental royalties or other amounts, or offer any incremental discounts, to any Person. As used in this Section 3.19(b), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the Parties not entered into this Agreement or consummated the Contemplated Transactions.
(c) (i) The Intellectual Property Assets are all those necessary for the operation of the business of the Companies as it is presently conducted. Except as set forth in Part 3.19(c) of the Disclosure Letter, the Companies are the owner of all right, title, and interest in and to, or has a valid license or other right to use, each of the Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and except as set forth in Part 3.19(c) of the Disclosure Letter, the Companies have the right to use without payment to any Person all of the Intellectual Property Assets.
     (ii) Except as set forth in Part 3.19(c) of the Disclosure Letter, all former and current employees of the Companies have executed written Contracts with the Companies that assign to the Companies all rights to any inventions, improvements, discoveries, or information relating to the business of the Companies. No employee of the Companies has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to any Person other than the Companies.
     (d) Part 3.19(d)(i) of the Disclosure Letter contains a complete and accurate list of all Patents, Marks, registered Copyrights, Computer Software, and Domain Names.
     (i) All of the issued Patents and Marks that have been registered with the United States Patent and Trademark Office or a foreign patent and/or trademark office, and Copyrights (which have been registered) are currently in compliance with all Legal Requirements (including payment of filing, examination, and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), are subsisting, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.
     (ii) No Intellectual Property Asset has been or is now involved in any interference, reissue, reexamination, opposition, invalidation or cancellation proceeding, and (A) no such action is, to CAC’s Knowledge, Threatened with respect to any Intellectual Property Asset, and (B) (1) there is no interfering or conflicting patent or patent application of any Person with respect to any Patent,

(2) there is no interfering or conflicting trademark, service mark, trademark application or service mark application of any Person with respect to any Mark, and (3) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of any Person, except, in the case of (B)(1) and (2), as would not reasonably be expected to have a Material Adverse Effect.
     (iii) To CAC’s Knowledge, except as set forth on Part 3.19(d)(iii) of the Disclosure Letter, the no Intellectual Property Asset is violated, infringed, or misappropriated by any Person or has been challenged or Threatened in any way by any Person and during the preceding twelve months, and none of the Companies have Threatened or asserted any claims or initiated any Proceeding that another Person is violating, infringing, or misappropriating any of the Intellectual Property Assets.
     (iv) To CAC’s Knowledge, neither (A) the conduct of their respective businesses as currently conducted by the Companies, (B) the websites, packaging or promotional materials used, displayed, and/or distributed by the Companies, (C) the products or services manufactured, imported, exported, marketed, advertised, offered for sale, displayed, distributed, used, and/or sold by the Companies, nor (D) the processes or Proprietary Information used by the Companies to manufacture, import, export, offer for sale, sale, display, distributed, or use such products or services violate, infringe, or misappropriate any Intellectual Property Rights or other proprietary right of any other Person, and no Person during the preceding twelve months has, except as set forth on Part 3.19(d)(iii) of the Disclosure Letter, to CAC’s Knowledge, Threatened in any way the Companies that the any of the Companies has violated, infringed, or misappropriated any Intellectual Property Rights of such Person.
     (v) To CAC’s Knowledge, the documentation relating to each item of Proprietary Information is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.
     (vi) The Companies have taken commercially reasonable precautions to protect the goodwill and value of their Marks. All products and materials containing a Mark bear the proper federal registration notice where permitted by applicable Legal Requirements and, to CAC’s Knowledge, all products of the Companies bear a proper patent notice where permitted by applicable Legal Requirements.
     (vii) The Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Proprietary Information.
     (viii) The Companies have good title to or an absolute (but not necessarily exclusive) right to use the Proprietary Information. To CAC’s

Knowledge, the Proprietary Information are not publicly known or disclosed in any publicly available literature, and have not been used, disclosed, divulged, or appropriated either for the benefit of any Person (other than the Companies) or to the detriment of the Companies. No Proprietary Information is subject to any adverse claim or has been challenged or, to CAC’s Knowledge, Threatened in any way.
     (ix) There are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related obligations to which any of the Companies is a party (or, to CAC’s Knowledge, to which any of the Companies is otherwise bound), that will materially (A) restrict the rights of any of the Companies to use, transfer, license or enforce any of the Intellectual Property Assets, or (B) restrict the conduct of the business.
     (x) To CAC’s Knowledge, no employee, officer, director, agent or consultant of any of the Companies is in breach of confidentiality restrictions in favor of any Person, the breach of which could subject any of the Companies to any material liability.
     3.20 Brokers or Finders
     Except for the Harris Williams Fee Amount, none of the Companies nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     3.21 Certain Payments
     Since February 10, 2004, neither the Companies nor any director, officer, agent or, to CAC’s Knowledge, employee of the Companies has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.
     3.22 Customers and Suppliers
     (a) Set forth on Part 3.22(a) of the Disclosure Letter is a list of the fifteen (15) largest customers of the Companies in terms of annual gross sales for the trailing 12-month period ended October 31, 2006. Except as set forth on Part 3.22(a) of the Disclosure Letter, no such customer has notified the Sellers or the Companies, and CAC has no Knowledge, that any such customer intends to (i) terminate its business relationship with the Companies or (ii) materially decrease the amount of products it purchases from the Companies.
     (b) Except as set forth on Part 3.22(b) of the Disclosure Letter, since June 30, 2006, no material vendor or supplier of the Companies has notified any of the Companies that it intends to terminate, or decrease the rate of or increase the price of, supplying goods or services to the Companies.
     3.23 No Undisclosed Liabilities
     Except as set forth in Part 3.23 of the Disclosure Letter, the Companies have no liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the Interim Balance Sheet, and (ii) current liabilities that have arisen in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or breach of warranty).
     3.24 No Products Liabilities; Product Warranties
     (a) Except as set forth on Part 3.24(a) of the Disclosure Letter, there is no pending or, to CAC’s Knowledge, Threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, demand letters, investigations or any other similar Proceeding relating to injury to person or property of employees or any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of any of the Companies or performance of any service by the Companies, including claims arising out of any breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of any of the Companies as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Companies or performance of any service by the Companies (hereafter collectively referred to as “Product Liability Claims”) prior to the date hereof. There is no pending or, to CAC’s Knowledge Threatened, and, to CAC’s Knowledge, there is no basis for, any recall or potentially nationwide Proceeding alleging recurring or inherent defect in the design, manufacture or assembly of products sold by the Companies.
     (b) As of the date hereof, and except as set forth on Part 3.24(b) of the Disclosure Letter, since January 1, 2000 no product manufactured or sold by any of the Companies has been the subject of any material recall or similar action instituted by any Governmental Body or undertaken by any of the Companies on a voluntary basis. Except as set forth on Part 3.24(b) of the Disclosure Letter, during the two-year (2) period preceding the date hereof, none of the Companies has paid, settled or otherwise incurred any uninsured or insured liability with respect to, any Product Liability Claims.

Substantially all of the products manufactured or sold by the Companies have conformed in all material respects with all applicable contractual commitments and all express or implied warranties and none of the Companies has any material liability for replacement or repair thereof or other Damages in connection therewith.
     3.25 Accuracy of Information
     Neither the representations or warranties of CAC in this Agreement nor any statement contained in the Disclosure Letter, certificates or other written statements and information furnished to Buyer or its Representatives by or on behalf of Sellers or Companies in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions contain any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading. As of the Closing Date, to CAC’s Knowledge, there is no fact that could reasonably be expected to have a Material Adverse Effect and which has not been set forth or referred to in this Agreement or such Disclosure Letter, certificates, statements or information heretofore furnished to Buyer or its Representatives.
3A. Representations and Warranties of Sellers
     Each Seller represents and warrants to Buyer (with respect to itself only), as of the date of this Agreement and as of the Closing Date, as follows:
     3A.1 Organization and Good Standing
     Such Seller is, in the case of CODI, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and, in the case of Norwest, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota.
     3A.2 Authority
     This Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms. Such Seller has the power and authority and, in the case of a Seller who is a natural person, the capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions have been duly authorized and approved and no other action with respect to such Seller is necessary in order to authorize this Agreement or, to the extent applicable to such Seller, consummate the Contemplated Transactions. Except as set forth on Part 3A.2 of the Disclosure Letter, such Seller is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3A.3 Title to the Shares

     Such Seller is on the date of this Agreement and will be on the Closing Date (prior to giving effect to the consummation of the Contemplated Transactions) the record and beneficial owner and holder of good and valid title to that number of Shares specified by such Seller’s name on Part 3A.3 of the Disclosure Letter, free and clear of all Encumbrances on the Closing Date, after giving effect to the provisions of Section 12.4 hereof.
     3A.4 Relationships with Related Persons
     Except as set forth in Part 3A.4 of the Disclosure Letter, neither such Seller nor (except in the case of Norwest) any of its Related Persons, other than the Companies, has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of the Companies. Except as set forth in Part 3A.4 of the Disclosure Letter, neither such Seller nor (except in the case of Norwest) any of its Related Persons (i) has a material direct financial interest in any transaction with the Companies, or (ii) engages in competition with the Companies with respect to any line of the products or services of the Companies in any market presently served by the Companies. Except for such Seller’s rights to the payments provided herein for such Seller’s Shares and to other compensation and distributions, if any, that such Seller currently receives from the Companies, and except as set forth in Part 3A.4 of the Disclosure Letter, neither such Seller nor (except in the case of Norwest) any Related Person of such Seller is a party to any Contract with, or has any claim or right against, the Companies.
     3A.5 No Conflicts
     The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation by such Seller of the Contemplated Transactions contemplated hereby and thereby that are applicable to such Seller, will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any contractual obligations of such Seller or any of the Organizational Documents of such Seller or any Legal Requirement applicable to such Seller. Except as set forth on Part 3A.2 of the Disclosure Letter, no approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any contractual obligation of such Seller, is required to be made by or on behalf of such Seller in connection with the execution, delivery or performance by such Seller of this Agreement and the consummation of the Contemplated Transactions applicable to such Seller.
     3A.6 Investment Representations
     If such Seller is a Rollover Shareholder, such Seller (a) is acquiring the Rollover Equity acquired pursuant hereto for his own account with the present intention of holding such securities for purposes of investment, and that he has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, (b) with respect to D’Arcy, Beckwith, Upham, Schultz,

Hampton only, is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations, (c) was not offered the Rollover Equity by any means of general solicitation or general advertising, (d) believes that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Buyer, and (e) is able to bear the economic risks of an investment in the Rollover Equity and could afford a complete loss of such investment.
     3A.7 Legal Proceedings
     There is no pending Proceeding that has been commenced or, to the Knowledge of such Seller, Threatened against such Seller that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     3A.8 Brokers or Finders
     Neither such Seller nor any of its officers or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
4. Representations and Warranties of Buyer
     Buyer represents and warrants to Sellers as follows:
     4.1 Organization and Good Standing
     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     4.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
          (i) any provision of Buyer’s Organizational Documents;
          (ii) any resolution adopted by the members of Buyer; or
          (iii) any Legal Requirement or Order to which Buyer may be subject.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Securities Act Representation
     (a) Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
     (b) Buyer is capable of evaluating the merits and risks of its investment in the Companies and has the capacity to protect its own interests.
     (c) Buyer is able to bear the economic risk of its investment in the Rollover Shares and the Purchased Shares for an indefinite period of time, including the risk of a complete loss of its investment therein. Buyer acknowledges that the Rollover Shares and the Purchased Shares have not been registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws or an exemption from such registration or qualification is available.
     (d) Buyer is acquiring the Rollover Shares and the Purchased Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the Rollover Shares and the Purchased Shares to be purchased are and will be “restricted securities” under the federal securities laws and have not been, and will not be, registered or qualified, as the case may be, under the Securities Act or any applicable state securities laws by reason of a specific exemption from the registration or qualification provisions of the Securities Act or any applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein. Buyer acknowledges that the Rollover Shares and the Purchased Shares generally may not be sold or otherwise transferred without satisfying the registration and qualification requirements of federal and applicable state securities laws.
     (e) Buyer acknowledges that it has had an opportunity to ask questions and receive answers concerning the terms and conditions of its purchase of the Shares and has had an opportunity to discuss the business, management, financial affairs and prospects of the Companies with their respective officers. Buyer believes that it has received all the information it considers necessary or appropriate with respect to its decision to purchase such shares. Nothing in this Section 4.3 shall (i) limit or modify the representations and warranties of the Sellers or CAC or the right of Buyer to rely thereon and (ii) limit or modify the obligations of the Sellers under this Agreement for breaches of representations or warranties or the ability of Buyer to obtain indemnification with respect thereto pursuant to this Agreement.

     4.4 Certain Proceedings
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 Brokers or Finders
     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
5. Covenants of CAC [Intentionally Omitted]
6. Covenants of Buyer [Intentionally Omitted]
7. Conditions Precedent to Buyer’s Obligation to Close
     Buyer’s obligation to purchase the Purchased Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations
     All of the Sellers’ and CAC’s representations and warranties in this Agreement must be accurate in all respects and Buyer shall have received a certificate to such effect signed by each Seller and an authorized officer of CAC.
     7.2 Required Consents
     Each of the Consents identified in Part 7.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
     7.3 Diablo
     As of the Closing Date, the aggregate amount of the available cash, accounts receivable (net of applicable reserves) and inventories of Diablo shall equal or exceed the sum of its accounts payable and the Liabilities under the Diablo Loan Agreements.

8. Conditions Precedent to the Sellers’ Obligation to Close
     Each Seller’s obligations to contribute its Rollover Shares and sell its Purchased Shares and Redeemed Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of the following condition (which may be waived by the Sellers’ Representative in whole or in part):
     8.1 Accuracy of Representations
     All of Buyer’s representations and warranties in this Agreement must be accurate in all respects and the Sellers’ Representative shall have received a certificate to such effect signed by an authorized manager of Buyer.
9. Termination [Intentionally Omitted]
10. Indemnification; Remedies
     10.1 Survival
     All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, and any certificate or document delivered pursuant to this Agreement shall survive the Closing, subject, however, to Section 10.4.
     10.2 Indemnification and Payment of Damages by Sellers
     Subject to the limitations contained in this Section 10 (including Section 10.5(c)), each Seller shall indemnify and hold harmless Buyer, the Companies and their respective Representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all losses, liability, claims, damages, deficiencies, assessments, judgments, penalties, fines and other expenses (including costs of investigation, settlement and defense and reasonable attorneys’ fees and including expenses related to prosecuting insurance claims net of amounts recovered as a result of such prosecution) and costs (including court costs), whether or not involving a third-party claim, in each case, reduced by the amount of any insurance received in respect thereof (net of increased premiums as a result thereof) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by CAC or by such Seller in this Agreement, the Disclosure Letter or any other certificate delivered to Buyer pursuant to this Agreement;
     (b) any Breach by CAC or such Seller of its covenants or obligations in this Agreement;
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller or the Companies (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and
     (d) any Taxes of any of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date, but without duplication of Taxes that have been (i) paid as estimated Taxes to the relevant Taxing authority prior to the Closing Date or (ii) are Adjusted Current Liabilities that are taken into account in the determination of the final Adjustment Amount), and the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for which the Companies are liable in respect of periods prior to the Closing. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date. For the avoidance of doubt, the indemnification obligation under this Section 10.2(d) shall include indemnification for the amount, if any, of the 2007 Tax Obligation without duplication of any amounts to the extent such amounts are taken into account in determining the Equity Value.
     (e) any matters related to Section 12.14, the Companies’ failure to fully pay and discharge any Indebtedness at the Closing (other than the Assumed Debt), the Company Transaction Expenses (to the extent not taken into account in determining the Equity Value), any Change of Control Payments, the obligations of such Seller pursuant to Sections 2.5 and 11.1, the Tax audits set forth on Part 3.10(a) or (b) of the Disclosure Letter (to the extent not taken into account in determining the Equity Value) and, subject to Section 10.5(e), the Midwest Walnut Claim;
     From and after the Closing, the remedies provided in this Section 10.2 are the sole remedies against Sellers available to Buyer and the other Buyer Indemnified Persons for any claims arising under this Agreement or otherwise relating to the Contemplated Transactions, absent fraud; provided, however, that Buyer, subject to Section 10.5(c), may pursue specific performance, money damages and any other remedy to which Buyer is entitled at law or in equity for any matter that is indemnifiable under clause (b) of this Section 10.2 with respect to covenants or agreements to be performed after the Closing and for the matters set forth in clauses (c) through (e) of this Section 10.2 and no Seller shall have any liability in excess of its Pro Rata Percentage of the Damages with respect thereto but not in excess of its Pro-Rata Percentage of the Adjusted Equity Value.

     10.3 Indemnification and Payment of Damages by Buyer
     Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
     (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions.
     10.4 Time Limitations
     (a) If the Closing occurs, Sellers shall have no liability with respect to any claim for indemnification, reimbursement or otherwise based upon: (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 3.1(a), 3.2(a), 3.3, 3.10, 3.11, 3.17, 3A.1, 3A.2, 3A.3, 3A.4 or 3A.6) or any covenant or obligation to be performed and complied with prior to or as a condition of the Closing unless Buyer notifies Sellers’ Representative of such claim on or before the first (1st) anniversary of the Closing Date; (ii) a representation or warranty in Section 3.17 unless Buyer notifies Sellers’ Representative of such claim on or before the second (2nd) anniversary of the Closing Date; (iii) any representation or warranty in Sections 3.10 or 3.11 unless Buyer notifies Sellers’ Representative of such claim on or before expiration of the applicable statute of limitation with respect to such claim; or (iv) any representation or warranty in Sections 3.1(a), 3.2(a), 3.3, 3A.1, 3A.2, 3A.3, 3A.4 or 3A.6 or any covenant or obligation to be performed and complied with after the Closing unless Buyer at any time notifies Sellers’ Representative of such claim; provided, however, that with respect to each such claim, Buyer’s notification to Sellers’ Representative of such claim shall be in writing and shall specify the factual basis thereof in reasonable detail to the extent then known by Buyer.
     (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) based upon (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 4.1, 4.2(a) or 4.3) or covenant or obligation to be performed and complied with prior to the Closing Date, unless Sellers’ Representative notifies Buyer of such claim on or before the first (1st) anniversary of the Closing Date, or (ii) any covenant or obligation to be performed and complied with after the Closing or any representation or warranty in Sections 4.1, 4.2(a) or 4.3 unless Sellers’ Representative at any time notifies Buyer of such claim; provided, however, that with respect to each such claim, Sellers’ Representative’s notification to Buyer of such claim shall be in writing and shall specify the factual basis thereof in reasonable detail to the extent then known by Sellers’ Representative.
     10.5 Limitations on Amount
     (a) The Sellers shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 10.2 (exclusive of Damages arising from or related to any Breach by CAC or Sellers of any representation or warranty under Sections 3.3, 3.10, 3A.3, 3A.4 or 3A.6 or a claim based on fraud) until the aggregate of all claims for Damages with respect to such matters exceeds $500,000 (the “Indemnification Basket”), and then only, in the aggregate, for the amount by which such Damages exceed the Indemnification Basket. The aggregate liability of all Sellers for all claims for Damages (exclusive of Damages arising from or related to of claims arising out of or related to (i) fraud, (ii) claims with respect to any covenant or obligation to be performed and complied with after the Closing, (iii) indemnification obligations pursuant to Sections 10.2(c) through (e) and (iv) any Breach by CAC or the Sellers of any representation or warranty under Sections 3.3, 3.10, 3A.3, 3A.4 or 3A.6, with Damages related to the items set forth in clauses (i), (ii), (iii) and (iv) collectively referred to as, the “Cap Excluded Damages”) shall be limited to $7,000,000 (the “Indemnification Cap”) and each Seller’s aggregate liability for such Damages (but not with respect to the Cap Excluded Damages) shall be limited to such Seller’s Pro Rata Percentage of the Indemnification Cap. The aggregate liability of all Sellers’ for all claims for Damages arising from or related to any Breach by CAC or Sellers of any representation or warranty under Sections 3.3, 3.10, 3A.3, 3A.4 or 3A.6 and any other Cap Excluded Damages shall be limited to the Adjusted Equity Value and each Seller’s aggregate liability for such Damages shall be limited to such Seller’s Pro Rata Percentage of the Adjusted Equity Value.
     (b) With respect to each representation or warranty that is Qualified, no such Qualification shall be permitted for the purpose of determining whether an inaccuracy or breach of such representation or warranty has occurred or the amount of any Damages that is the subject of indemnification hereunder; provided, however, there shall be no indemnification obligation pursuant to clause (a) of Section 10.2 above (except with respect to fraud and Breaches of the representations contained in Section 3.10) for any individual instance or matter unless Damages from such instance or matter exceeds $15,000 (the “Threshold”) (with Damages arising out of the same or related circumstances being aggregated for the purposes of determining the satisfaction of the Threshold). For purposes of determining whether the Indemnification Basket has been met, all Damages whether beneath or above the Threshold shall count towards the Indemnification Basket without regard to any Qualification.
     (c) The Sellers shall have no obligation to indemnify the Buyer Indemnified Parties solely to the extent of any liability of the Companies included in the calculation of the Adjusted Net Working Capital, as finally determined under the procedures set forth in Section 2.5. No Seller shall have any liability for indemnification pursuant to this Section 10 in excess of its Pro Rata Percentage of the Damages with respect thereto. Notwithstanding any provision of this Agreement to the contrary but subject to the applicable limitations contained in this Section 10, the Buyer Indemnified Parties may recover all Damages resulting from a Breach of the representations, warranties or covenants of a Seller contained in Section 3A only from such Seller and for such purposes such breaching Seller’s Pro-Rata Percentage of such Damages shall be deemed to be 100% of such Damages.
     (d) Following the Closing Date, the Sellers shall not have any right of contribution, reimbursement or subrogation, or any similar rights, against the Companies for any indemnification payment made by the Sellers and each Seller hereby waives any and all such rights regarding any such payment that it may have against the Companies. For purposes of this Section 10.5, to the extent any facts or circumstances can be deemed a breach of a representation or warranty by the Sellers or CAC or be deemed a matter covered by the specific indemnification obligations set forth in Sections 10.2(c)–(e), such facts and circumstances shall be deemed a matter covered by the specific indemnification obligations set forth in Section 10.2(c)-(e). Any claims, Damages and payments in respect of the specific indemnification obligations set forth in Sections 10.2(c)–(e) shall be disregarded in determining whether and to what extent Damages have been applied to the Indemnification Cap.
     (e) To the extent the Damages arising, directly or indirectly, from or in connection with Midwest Walnut Claim exceed the $100,000 reserved and to be taken into account in the determination of the final Adjustment Amount, each Seller shall be liable for its Pro Rata Percentage of fifty (50%) percent of such excess. For purposes of determining the amount of the Damages from the Midwest Walnut Claim such Damages shall be reduced by the fair market value of any gun barrel stock received in connection with the settlement of such claim.
     10.6 Procedure for Indemnification—Third Party Claims
     (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
     (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and such indemnified party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding or the Proceeding or action involves a matter beyond the scope of the indemnification obligations), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and the indemnified party obtains a complete release; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     10.7 Procedure for Indemnification—Other Claims
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
11. Tax Matters
     With respect to rights and obligations after the Closing Date for certain Tax matters, Buyer and Sellers hereby agree as follows:
     11.1 Tax Matters
     The following provisions shall govern the allocation of responsibility as between the Sellers and Buyer for certain Tax matters following the Closing Date:

     (a) Buyer shall (and shall cause the Companies), and the Sellers’ Representative shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall cause the Companies (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records, and shall provide Sellers’ Representative with a reasonable opportunity to review and copy such books and records prior to their being so transferred, destroyed or discarded.
     (b) Buyer shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), at the expense of the Companies, all income Tax Returns for the Companies for any Taxable period that includes any day or days up to and including the Closing Date. At least ten (10) business days prior to the date that the Companies intend to file each such income Tax Return, Buyer shall provide or cause to be provided to Sellers’ Representative a draft of each such Tax Return in such form as contemplated by Buyer to be filed, and inform Sellers’ Representative as to the date by which such Tax Return is required to be filed. The Sellers’ Representative shall be entitled to review and comment on each such draft income Tax Return and shall provide written comments, if any, to Buyer not later than the day that is five (5) business days after receipt of the applicable income Tax Return. Buyer shall make or cause to be made to each such draft income Tax Return such changes as necessary to reflect the reasonable written comments of the Sellers’ Representative so long as Buyer reasonably believes it is “more likely than not” to prevail with respect to such positions and elections if challenged by the applicable Taxing authority. All determinations necessary to give effect to the foregoing, including all income Tax Returns for the taxable periods ended June 30, 2006 and June 30, 2007, shall be made and all income Tax Returns with respect to such periods shall be filed in a manner consistent with prior practice, policies and income tax returns of the Companies so long as Buyer reasonably believes it is “more likely than not” to prevail with respect to such positions and elections if challenged by the applicable taxing Authority. Notwithstanding the foregoing, Buyer will however take the position advocated by Sellers’ Representative if Sellers’ Representative delivers an opinion of nationally recognized counsel, which opinion is reasonably satisfactory to Buyer, that the particular position advanced is “more likely than not” to so prevail and the Sellers agree to indemnify and hold the Companies and Buyer harmless from and against any Damages in respect of such position not prevailing until thirty days after the expiration of the applicable period of limitations and provides adequate security.
     (c) For purposes of this Agreement, (i) the “2007 Tax Refund” means the excess of (X) the sum of the estimated federal and state Tax payments made by the

Companies on or prior to the Closing Date with respect to the Tax year ending June 30, 2007 (such estimated Tax payments being as listed on Part 11.1 of the Disclosure Letter and shall include overpayments from the immediately preceding tax year applied to reduce taxes for the Tax year ending June 30, 2007) (the “Aggregate Estimated Tax Payments”) over (Y) the sum of the aggregate liability of the Companies for federal and state income Taxes for such year as shown on the applicable Tax Returns prepared and filed consistent with this Section 11.1 plus the Federal Tax Audit Amount, and (ii) the “2007 Tax Obligation” means the excess of (X) the aggregate liability of the Companies for federal and state income Taxes for such year as shown on the applicable Tax Returns prepared and filed consistent with this Section 11.1 plus the Federal Tax Audit Amount over (Y) the Aggregate Estimated Tax Payments. Notwithstanding anything in the foregoing to the contrary, for purposes of determining the 2007 Tax Refund or 2007 Tax Obligation, as applicable, Taxable income or Taxable loss, as the case may be, of the Companies for the Tax year ending June 30, 2007, and the Tax liabilities in respect thereof, shall be determined using only items of Taxable income and deductible expenses recognized or incurred during the period beginning July 1, 2006 and ending on the close of business on the Closing Date based on an interim closing of the books on the Closing Date and assuming the tax year ended June 30, 2007 was comprised of two tax years – one that ended on the Closing Date and one that began the day after the Closing Date and ended on June 30, 2007. The 2007 Tax Refund or 2007 Tax Obligation, as the case may be, shall be determined (with respect to the Taxable income and expenses during the period beginning July 1, 2006 and ending on the close of business on the Closing Date) taking into account (i) any deductions for compensation resulting from the exercise, purchase or cancellation of employee or director stock options in connection with the Closing, (ii) any deductions for unamortized financing costs resulting from the repayment of indebtedness of the Companies in connection with the Closing, (iii) any deductions for unamortized original issue discount relating to indebtedness of the Companies resulting from the repayment of such indebtedness at, or as a result of, Closing, and (iv) bonuses accrued and taken into consideration in the determination of the final Adjustment Amount, in each case (other than (iv)), so long as the Buyer reasonably believes it is “more likely than not” to prevail with respect to such deductions if challenged by the applicable Taxing authority.
     (d) In the event and to the extent that the 2007 Tax Refund or 2007 Tax Obligation as determined pursuant to this Section 11.1 would have resulted in an Equity Value in excess of the Equity Value determined at Closing had such 2007 Tax Refund or 2007 Tax Obligation been used to determined such Equity Value at Closing instead of the 2007 Estimated Tax Refund or 2007 Estimated Tax Obligation, as the case may be, then Buyer shall pay to each Seller such Seller’s Pro Rata Percentage of such excess, in immediately available funds, by wire transfer to such bank account or accounts of such Seller, or by such other means, as Sellers’ Representative shall specify to Buyer in writing. In the event and to the extent that the 2007 Tax Refund or 2007 Tax Obligation as determined pursuant to this Section 11.1 would have resulted in an Equity Value of less than the Equity Value determined at Closing had such 2007 Tax Refund or 2007 Tax Obligation been used to determined such Equity Value at Closing instead of the 2007 Estimated Tax Refund or 2007 Estimated Tax Obligation, as the case may be, then each Seller shall pay such Seller’s Pro Rata Percentage of such deficiency to the Companies;

provided, however, that, to the extent Beckwith then retains any Holdback Amount, Beckwith shall, to the extent of each Seller’s Holdback Percentage thereof and the available funds, satisfy each such Seller’s (other than CODI and Norwest) allocable portion of such deficiency therefrom. Any payment due pursuant to this Section 11.1 shall be made promptly after the filing of the Company’s federal income tax return and New York income tax return, as applicable, for the period ended June 30, 2007.
     (e) Except to the extent such treatment is inconsistent with other provisions of this Agreement, any payments made pursuant to the provisions of this Section 11.1 shall be treated by both Buyer and the Sellers for income Tax purposes as an adjustment to the Equity Value.
     (f) Except to the extent otherwise used in connection with the calculation of the 2007 Income Tax Obligation or 2007 Income Tax Refund, the Sellers shall be entitled to any refund of Taxes received by (and any credit of Taxes to other Tax obligations of) the Companies with respect to a tax period ending on or prior to the Closing Date (or, with respect to a tax period beginning prior to and ending after the Closing Date, the portion of such period ending on the Closing Date) and Buyer shall cause the Companies to pay to each Seller such Seller’s Pro Rata Percentage of the amount of any such refund (or the amount of such credit) (or the portion thereof attributable to the portion of any Taxable period up to and including the Closing Date) in immediately available funds within 15 days of its receipt from (or credit by) the Taxing authority, by wire transfer to such bank account or accounts of such Seller as Sellers’ Representative shall specify to Buyer in writing.
12. General Provisions
     12.1 Expenses
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its respective Representatives. CAC will pay, or cause the other Companies to pay, the Harris Williams Fee Amount and all professional fees and expenses incurred by or on behalf of the Companies, Sellers’ Representative and Norwest in connection with this Agreement and the Contemplated Transactions to the extent such amounts reduce the Equity Value for purposes of the determining the amount payable to the Sellers.
     12.2 Public Announcements
     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as agreed upon by Buyer and Sellers’ Representative; provided, however, notwithstanding the foregoing to the contrary, each party shall be permitted to make, through any reasonable means (including the issuance of a press release) such disclosure as is required by Legal Requirements.

     12.3 Confidentiality
     Between the date of this Agreement and the Closing and thereafter, each Seller and the Sellers’ Representative severally agrees that it will maintain in confidence, and will cause its directors, officers, employees, agents and advisors to maintain in confidence, any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, except as otherwise agreed in writing by Buyer unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings or is otherwise required by any Order or Legal Requirement. Buyer hereby acknowledges that the certain affiliates of the Companies have publicly traded securities and that U.S. securities laws prohibit any person who has material, nonpublic information concerning the Companies or such affiliates from using such information in connection with purchasing or selling such securities.
     12.4 Termination of Certain Equity Holder Documents
     The parties hereto hereby acknowledge and agree, on behalf of themselves and their affiliates, that the agreements (as they may be amended through the Closing) set forth on Schedule 12.4 shall be terminated effective immediately prior to the Closing and all obligations of the parties thereunder shall terminate without further action on the part of any of the parties thereto and be of no further force and effect and without any liability to any of the Companies or the Sellers.
     12.5 Notices
     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:	As specified on Exhibit 12.5

with copies to:	Compass Group Diversified Holdings LLC
Sixty One Wilton Road
Second Floor
Westport, Connecticut 06880
Attention: Alan B. Offenberg
Facsimile No.: 203.221.8253

Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
Facsimile No.: 513.361.1201

Buyer:	Crosman Group LLC
c/o Wachovia Capital Partners 2006, LLC
301 South College Street, 12th Floor
Charlotte, North Carolina 28298-0732
Attention: Arthur C. Roselle
Facsimile No.: 704.374.6711

with a copy to:	Alston & Bird LLP
101 S. Tryon Street, Suite 4000
Charlotte, North Carolina 28280
Attention: Lee R. Rimler, Esq.
Facsimile No.: 704.444.1111
     12.6 Further Assurances
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the Sellers’ Representative and Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     12.7 Waiver
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     12.8 Entire Agreement and Modification

     This Agreement supersedes all prior agreements (other than the Confidentiality Agreement) between the parties with respect to its subject matter, and constitutes (along with the Confidentiality Agreement and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, and no provision hereof may be waived, except by a written agreement executed by the Buyer and the Sellers’ Representative.
     12.9 Assignments, Successors and No Third-Party Rights
     Buyer may not assign any of its rights or obligations under this Agreement without the prior consent of Sellers’ Representative, and the Sellers may not assign any of their respective rights or obligations under this Agreement without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Notwithstanding the foregoing, Buyer may pledge or assign this Agreement to the lenders in connection with the financing related hereto to take effect at the Closing, in each case, without the prior written consent of any other party hereto.
     12.10 Severability
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     12.11 Section Headings; Construction
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     12.12 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.13 Governing Law
     All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, the Disclosure Letter and all exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     12.14 Authority of Sellers’ Representative
     (a) The Sellers’ hereby appoint, authorize and empower the Sellers’ Representative to act as their exclusive agent and attorney-in-fact to act on their behalves in connection with, and to facilitate the consummation of, the Contemplated Transactions, which shall include the power and authority:
     (i) to execute and deliver such waivers, amendments and consents in connection with this Agreement and the consummation of the Contemplated Transactions as Sellers’ Representative, in its sole discretion, may deem necessary or desirable;
     (ii) to enforce and protect the rights and interests of the Sellers (including Sellers’ Representative in its capacity as a Seller) and to enforce and protect the rights and interests of Sellers’ Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Section 10), and to take any and all actions which Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, Proceeding or investigation (a “Claim”) against Buyer and/or, after the Closing, the Companies, defending any third- party Claims or Claims by Buyer Indemnified Parties, consenting to, compromising or settling any such Claims, conducting negotiations after the Closing with Buyer and/or any of the Companies and their respective Representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, Proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer and/or, after the Closing, any of the Companies or any other Person, or by any federal, state or local Governmental Authority against Sellers’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation; (C) file any proofs of debt, claims and petitions as Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation, in each case subject to paragraph (b) of this Section 12.14;
     (iii) to refrain from enforcing any right of the Sellers or any of them and/or Sellers’ Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with this Agreement; provided, that no such failure to act on the part of Sellers’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by Sellers’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by Sellers’ Representative;
     (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient, in connection with or to carry out the Contemplated Transactions, and all other agreements, documents or instruments referred to herein or executed in connection herewith; and
     (v) Beckwith shall establish a separate interest bearing account to hold the Holdback Amount. Such amount shall be held by Beckwith and used to satisfy obligations of the Sellers (other than CODI and Norwest) pursuant only to Section 2.5 and Section 11.1. The parties agree and acknowledge that the aggregate amount payable to the Sellers at the Closing shall be reduced by Holdback Amount and the amount payable to each Seller at Closing shall be reduced by such Seller’s Holdback Percentage of the Holdback Amount. The parties hereto agree and acknowledge that Beckwith shall not have the authority to distribute the Holdback Amount (or portions thereof) until such time as the obligations of the applicable Sellers under Section 2.5 and Section 11.1 have been satisfied or terminated, at which time Beckwith shall promptly distribute any Holdback Amount then remaining to the Sellers in proportion to their Holdback Percentages. Notwithstanding the foregoing, to the extent the Holdback Amounts (after reduction for any amounts payable therefrom in connection with the final resolution of the Adjustment Amount pursuant to Section 2.5) exceeds $25,000, Beckwith may distribute such excess to the Sellers (other than CODI and Norwest). Any remaining balance of the Holdback Amount shall be distributed upon the final resolution of the 2007 Tax Refund and 2007 Tax Obligation pursuant to Section 11.1.
Notwithstanding the foregoing, Sellers’ Representative shall have no power or authority to (i) defend any Claim against any Seller with respect to which all Sellers do not share liability in accordance with their Pro Rata Percentages or take any other action with respect to any such Claim, or (ii) act in any manner that affects the rights and obligations of any Seller differently from the rights and obligations of the other Sellers.
     (b) In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon it hereunder (i) Sellers’ Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any of the Sellers. Each Seller shall indemnify Sellers’ Representative against and for its Pro Rata Percentage of all out-of-pocket costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever, arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or Proceeding which finally adjudicates the liability of Sellers’ Representative hereunder for its gross negligence or willful misconduct.
     (c) All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.
     (d) The Sellers hereby agree and acknowledge that the Buyer shall have the right to rely upon all actions taken or omitted to be taken by Sellers’ Representative pursuant to this Agreement without any requirement or duty to confirm with or have validated by any Seller such actions or omissions, all of which actions or omissions shall be legally binding upon the Sellers.
     12.15 Provision Regarding Legal Representation
     Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that Squire, Sanders & Dempsey L.L.P. (“Squire Sanders”) may serve as counsel to Sellers’ Representative and its affiliates (individually and collectively, the “Seller Parties”), on the one hand, and CAC and the other Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and that, following consummation of the Contemplated Transactions, Squire Sanders (or any of its successors) may serve as counsel to the Seller Parties and any director, member, partner, officer, employee or affiliate of the Seller Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any affiliate thereof to consent to waive any conflict of interest arising from such representation.
     12.16 Independence of Covenants and Representations and Warranties
     All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
     12.17 Counterparts
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
{Remainder of page intentionally left blank; execution page follows.}

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
BUYER:
CROSMAN GROUP LLC

By:	Arthur C. Roselle, Manager
Execution Page
Stock Purchase, Redemption and Contribution Agreement

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER PARTIES:

COMPASS GROUP DIVERSIFIED
HOLDINGS LLC, as Seller

By:

Its:

NORWEST MEZZANINE PARTNERS I, LP, a Minnesota limited partnership

By:	Itasca Mezzanine Partners I, LLP, a Minnesota limited liability partnership, its General Partner

By:

Its:

CROSMAN ACQUISITION CORPORATION

By:

Its:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Sellers’ Representative

By:

Its:

Execution Page
Stock Purchase, Redemption and Contribution Agreement

ROLLOVER SHAREHOLDERS:	OTHER SELLERS:

Kenneth R. D’Arcy	C. Sean Day

Robert Beckwith	Kathryn Chapman

Dan Schultz	Athena Jamesson

Steve Upham	Roy Stefanko

Robert Hampton	A. Wesley Bailey

Danny Gainor

Ed Schultz

John Mooney

Charles Simmons

John Goff
Execution Page
Stock Purchase, Redemption and Contribution Agreement